Exhibit 10.3(a)

EXECUTION VERSION

THIS MASTER REPURCHASE AND SECURITIES CONTRACT, dated as of February 1, 2011 (this “Agreement”), is made by and among RCC COMMERCIAL, INC. a Delaware corporation, RCC REAL ESTATE, INC., a Delaware corporation (individually and collectively, “Seller”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (as more specifically defined below, “Buyer”).  Seller and Buyer (each, a “Party”) hereby agree as follows:

ARTICLE 1

APPLICABILITY

Section 1.01                      Applicability.  Subject to the terms and conditions of the Repurchase Documents, from time to time during the Funding Period and at the request of Seller, the Parties may enter into transactions pursuant to which Seller agrees to sell, transfer and assign to Buyer certain Assets and all related rights in and interests related to such Assets on a servicing released basis, against the transfer of funds by Buyer representing the Purchase Price for such Assets, with a simultaneous agreement by Buyer to transfer to Seller and Seller to repurchase such Assets in a repurchase transaction at a date not later than the Facility Termination Date, against the transfer of funds by Seller representing the Repurchase Price for such Assets.

ARTICLE 2

DEFINITIONS AND INTERPRETATION

“Accelerated Repurchase Date”:  Defined in Section 10.02.

“Additional Amount”:  Defined in Section 12.06(a).

“Affiliate”:  With respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Affiliated Hedge Counterparty”:  Buyer, or an Affiliate of Buyer, in its capacity as a party to any Interest Rate Protection Agreement with Seller.

“Agreement”:  Defined in the preamble hereof.

“Alternative Rate”:  A per annum rate based on an index approximating the behavior of LIBOR, as reasonably determined by Buyer.

“Anti–Terrorism Laws”:  Any Requirements of Law relating to money laundering or terrorism, including Executive Order 13224 signed into law on September 23, 2001, the regulations promulgated by the Office of Foreign Assets Control of the Treasury Department, and the Patriot Act.

“Applicable Percentage”:  Defined in the Fee Letter, which definition is incorporated by reference herein.

“Asset”:  Any CMBS.

“Asset Documents”:  With respect to any Purchased Asset those documents executed in connection with, evidencing or governing such Purchased Asset.

“Assignment and Acceptance”:  Defined in Section 18.08(c).

“Bankruptcy Code”:  Title 11 of the United States Code, as amended.

“Book Value”:  For any Purchased Asset as of any date, an amount, as certified by Seller in the related Confirmation, equal to the lesser of (a) the outstanding principal amount or par value thereof as of such date, and (b) the price that Seller initially paid or advanced in respect thereof plus any additional amounts advanced by Seller minus Principal Payments received by Seller and as further reduced by losses realized and write-downs taken by Seller.

“Business Day”:  Any day other than (a) a Saturday or a Sunday, (b) a day on which banks in the States of New York, California or North Carolina are authorized or obligated by law or executive order to be closed, (c) any day on which the New York Stock Exchange, the Federal Reserve Bank of New York or Custodian is authorized or obligated by law or executive order to be closed, or (d) if the term “Business Day” is used in connection with the determination of LIBOR, a day dealings in Dollar deposits are not carried on in the London interbank market.

“Buyer”:  Wells Fargo Bank, National Association, in its capacity as Buyer under this Agreement and the other Repurchase Documents.

“Buyer’s Margin Percentage”:  For any Purchased Asset as of any date, the percentage equivalent of the quotient obtained by dividing one (1) by the Applicable Percentage used to calculate the Purchase Price on the related Purchase Date.

“Capital Lease Obligations”:  With respect to any Person, the amount of all obligations of such Person to pay rent or other amounts under a lease of property to the extent and in the amount that such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.

“Capital Stock”:  Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests (certificated or uncertificated) in any limited liability company, and any and all partnership or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.

“Change of Control”:  The occurrence of any of the following events: (a) prior to an internalization of management by Guarantor, if Manager is no longer the manager of Guarantor; (b) after such time as Guarantor is internally managed, if any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of thirty-five percent (35%) or more of the total voting power of all classes of Equity Interests of Guarantor entitled to vote generally in the election of the directors, (c) prior to an internalization of management by Guarantor, any change in Control of Manager from the Person or Persons who are directly or indirectly Controlling such entity on the date hereof, or (d) Guarantor shall cease to own and control, of record and beneficially one-hundred percent (100%) of the Equity Interests of Seller.  Notwithstanding the foregoing, Buyer shall not be deemed to approve or to have approved any internalization of management by Guarantor as a result of this definition or any other provision herein, other than to the extent actually approved pursuant to Section 8.13 or Section 10.01(g).

“Closing Certificate”:  means, collectively, (i) a certificate in the form of Exhibit B-1, executed by a Responsible Officer of Guarantor and (ii) a certificate in the form of Exhibit B-2, executed by a Responsible Officer of Seller.

“Closing Date”:  February 1, 2011.

“CMBS”:  Pass-through certificates representing beneficial ownership interests in one or more first lien mortgage loans secured by commercial and/or multifamily properties.

“Code”:  The Internal Revenue Code of 1986, as amended.

“Compliance Certificate”:  A certificate in the form of Exhibit C, executed by a Responsible Officer of Guarantor.

“Confirmation”:  A purchase confirmation in the form of Exhibit A, duly completed, executed and delivered by Seller and Buyer in accordance with Section 3.01.

“Contingent Liabilities”:  With respect to any Person as of any date, all of the following as of such date: (a) liabilities and obligations (including any Guarantee Obligations) of such Person in respect of “off–balance sheet arrangements” (as defined in the Off–Balance Sheet Rules defined below in this definition), (b) obligations, including Guarantee Obligations, whether or not required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing in whole or in part any Non–Recourse Indebtedness, lease, dividend or other obligation, excluding, however (i) contractual indemnities (including any indemnity or price–adjustment provision relating to the purchase or sale of securities or other assets) and (ii) guarantees of non–monetary obligations that have not yet been called on or quantified, of such Person or any other Person, and (c) forward commitments or obligations to fund or provide proceeds with respect to any loan or other financing that is obligatory and non–discretionary on the part of the lender.  The amount of any Contingent Liabilities described in the preceding clause (b) shall be deemed to be (i) with respect to a guarantee of interest or interest and principal, or operating income guarantee, the sum of all payments required to be made thereunder (which, in the case of an operating income guarantee, shall be deemed to be equal to the debt service for the note secured thereby), through (x) in the case of an interest or interest and principal guarantee, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guarantee, the date through which such guarantee will remain in effect, and (ii) with respect to all guarantees not covered by the preceding clause (i), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof

(assuming such Person is required to perform thereunder) as recorded on the balance sheet and in the footnotes to the most recent financial statements of such Person.  “Off–Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off–Balance Sheet Arrangements and Aggregate Contractual Obligations, Securities Act Release Nos. 33–8182; 34–47264; FR–67 International Series Release No. 1266 File No. S7–42–02, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR Parts 228, 229 and 249).

“Contractual Obligation”:  With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, deed to secure debt, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property or assets are bound or are subject.

“Control”:  With respect to any Person, the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling,” “Controlled” and “under common Control” have correlative meanings.

“Current Mark-to-Market Value”:  For any Purchased Asset as of any date, the market value for such Purchased Asset as of such date as determined by Buyer taking into account such criteria as and to the extent that Buyer deems appropriate, including as appropriate current interest rates, spreads and other market conditions, credit quality, liquidity of position, eligibility for inclusion in structured finance or securitization transactions, subordination, delinquency status and aging and any amounts owing to or by Buyer or an Affiliated Hedge Counterparty under any related Interest Rate Protection Agreement, which market value, in each case, may be determined to be zero.

“Custodial Agreement”:  The Custodial Agreement, dated as of the date hereof, among Buyer, Seller and Custodian, substantially in the form of Exhibit E.

“Custodian”:  Wells Fargo Bank, National Association, or any successor permitted by the Custodial Agreement.

“Default”:  Any event that, with the giving of notice or the lapse of time, or both, would become an Event of Default.

“Default Rate”:  As of any date, the Pricing Rate in effect on such date plus 400 basis points (4.00%), determined after any Repurchase Date on the basis of periods corresponding to Pricing Periods.

“Derivatives Contract”:  Any rate swap transaction, basis swap, credit derivative transaction, forward rate transaction, commodity swap, commodity option, forward commodity contract, equity or equity index swap or option, bond or bond price or bond index swap or option or forward bond or forward bond price or forward bond index transaction, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross–currency rate swap transaction, currency option, spot contract, or any other similar transaction or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, including any obligations or liabilities thereunder.

“Derivatives Termination Value”:  With respect to any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in the preceding clause (a), the amount(s) determined as the mark–to–market value(s) for such Derivatives Contracts, as determined based on one or more mid–market or other readily available quotations provided by any nationally recognized dealer in such Derivatives Contracts (which may include Buyer).

“Dollars” and “$”:  Lawful money of the United States of America.

“Early Repurchase Date”:  Defined in Section 3.04.

“Eligible Asset”:  An Asset:

(a)           that has been approved as a Purchased Asset by Buyer;

(b)           with respect to which no Representation Breach exists;

(c)           that was acquired for cash by Seller from a Transferor that was not an Affiliate of Seller in an arms-length transaction at the time of the related Transaction; and

(d)           that is either not a “registration-required obligation” within the meaning of Section 163(f)(2) of the Code, or was issued after July 18, 1984 and is in registered form within the meaning of Treasury regulations section 5f.103-1(c);

provided, that notwithstanding the failure of an Asset or Purchased Asset to conform to the requirements of this definition, Buyer may, subject to such terms, conditions and requirements and Applicable Percentage adjustments as Buyer may require, designate in writing any such non–conforming Asset or Purchased Asset as an Eligible Asset, which designation (1) may include a temporary or permanent waiver of one or more Eligible Asset requirements, and (2) shall not be deemed a waiver of the requirement that all other Assets and Purchased Assets must be Eligible Assets (including any Assets that are similar or identical to the Asset or Purchased Asset subject to the waiver).

“Eligible Assignee”:  Any of the following Persons designated by Buyer for purposes of Section 18.08(c): (a) a U.S. bank, financial institution, pension fund, insurance company or similar Person, a U.S. Affiliate of any of the foregoing, and a U.S. Affiliate of Buyer, in each case, the long-term senior unsecured debt obligations of which are rated at least “A” by S&P and “A2” by Moody’s, and (b) any other Person to which Seller has consented; provided, that such consent of Seller shall not be unreasonably withheld, delayed or conditioned, and shall not be required at any time when an Event of Default exists and is continuing.

“Equity Interests”:  With respect to any Person, (a) any share, interest, participation and other equivalent (however denominated) of Capital Stock of (or other ownership, equity or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of any of the foregoing, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date.

“ERISA”:  The Employee Retirement Income Security Act of 1974.

“ERISA Affiliate”:  Any “person” (as defined in Section 3(9) of ERISA) which, together with Seller would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event of Default”:  Defined in Section 10.01.

“Excluded Taxes”:  Defined in Section 12.06(a).

“Extension Fee”:  Defined in the Fee Letter, which definition is incorporated by reference herein.

“Facility Termination Date”:  The earliest of (a) January 31, 2013, as such date may be extended pursuant to Section 3.06, (b) any Accelerated Repurchase Date, and (c) any date on which the Facility Termination Date shall otherwise occur in accordance with the provisions hereof or Requirements of Law.

“FATCA”:  Sections 1471 through 1474 of the Code, as in effect on the date hereof, and any regulations thereunder and official interpretations thereof.

“Fee Letter”:  The fee and pricing letter, dated as of the date hereof, between Buyer and Seller.

“FDIA”:  Defined in Section 14.03.

“FDICIA”:  Defined in Section 14.04.

“Funding Expiration Date”:  The earliest of (a) January 31, 2013, (b) any Accelerated Repurchase Date, and (c) any date on which the Funding Expiration Date shall otherwise occur in accordance with the provisions hereof or Requirements of Law.

“Funding Period”:  The period from the Closing Date to and including the Funding Expiration Date.

“GAAP”:  Generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents”:  With respect to any Person, its articles or certificate of incorporation or formation, by-laws, partnership, limited liability company, operating or trust agreement and/or other organizational, charter or governing documents.

“Governmental Authority”:  Any (a) national or federal government, (b) state, regional or local or other political subdivision thereof, (c) central bank or similar monetary or regulatory authority, (d) Person, agency, authority, instrumentality, court, regulatory body, central bank or other body or entity exercising executive, legislative, judicial, taxing, quasi–judicial, quasi–legislative, regulatory or administrative functions or powers of or pertaining to government, (e) court or arbitrator having jurisdiction over such Person, its Affiliates or its assets or properties, (f) stock exchange on which shares of stock of such Person are listed or admitted for trading, (g) accounting board or authority that is responsible for the establishment or interpretation of national or international accounting principles, and (h) supra-national body such as the European Union or the European Central Bank.

“Guarantee Agreement”:  A Guarantee Agreement, substantially in the form of Exhibit F, made by Guarantor in favor of Buyer.

“Guarantee Default”:  Defined in Section 8.12.

“Guarantee Obligation”:  With respect to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of the obligations for which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, Contractual Obligation, Derivatives Contract or other obligations or indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation, or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation); provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum anticipated liability in respect thereof as reasonably determined by such Person.

“Guarantor”:  Resource Capital Corp., a Maryland corporation.

“Hedge Counterparty”:  Either (a) an Affiliated Hedge Counterparty, or (b)  any other counterparty approved by Buyer (which approval shall not be unreasonably withheld, delayed or conditioned) to any Interest Rate Protection Agreement with Seller, in either case that contains a collateral assignment to Buyer of the rights (but none of the obligations) of Seller thereunder in form reasonably satisfactory to Buyer.

“Hedge Required Asset”:  A Purchased Asset that has a fixed rate of interest or return, or any other Purchased Asset that prior to the transfer thereof to Buyer hereunder may be designated as such by Buyer.

“Income”:  With respect to any Purchased Asset, all of the following (in each case with respect to the entire par amount of the Asset represented by such Purchased Asset and not just with respect to the portion of the par amount represented by the Purchase Price advanced against such Asset):  (a) all Principal Payments, (b) all Interest Payments, (c) all other income, distributions, receipts, payments, collections, prepayments, recoveries, proceeds (including insurance and condemnation proceeds) and other payments or amounts of any kind paid, received, collected, recovered or distributed on, in connection with or in respect of such Purchased Asset, including Principal Payments, Interest Payments, principal and interest payments, prepayment fees, extension fees, exit fees, defeasance fees, transfer fees, make whole fees, late charges, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, dividends, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions, net sale, foreclosure, liquidation, securitization or other disposition proceeds, insurance payments, settlements and proceeds, and (d) all payments received from Hedge Counterparties pursuant to Interest Rate Protection Agreements related to such Purchased Asset.

“Indebtedness”:  With respect to any Person and any date, all of the following with respect to such Person as of such date:  (a) obligations in respect of money borrowed (including principal, interest, assumption fees, prepayment fees, yield maintenance charges, penalties, exit fees, contingent interest and other monetary obligations whether choate or inchoate and whether by loan, the issuance and sale of debt securities or the sale of property or assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets, or otherwise), (b) obligations, whether or not for money borrowed (i) represented by notes payable, letters of credit or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered, or (iv) in connection with the issuance of preferred equity or trust preferred securities, (c) Capital Lease Obligations, (d) reimbursement obligations under any letters of credit or acceptances (whether or not the same have been presented for payment), (e) Off–Balance Sheet Obligations, (f) obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any mandatory redeemable stock issued by such Person or any other Person (inclusive of forward equity contracts), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) as applicable, all obligations of such Person (but not the obligation of others) in respect of any keep well arrangements, credit enhancements, contingent or future funding obligations under any Purchased Asset or any obligation senior to any Purchased Asset, unfunded interest reserve amount under any Purchased Asset or any obligation that is senior to any Purchased Asset, purchase obligation, repurchase obligation, sale/buy–back agreement, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than mandatory redeemable stock)), (h) net obligations under any Derivatives Contract not entered into as a hedge against existing indebtedness, in an amount equal to the Derivatives Termination Value thereof, (i) all Non–Recourse Indebtedness, recourse indebtedness and all indebtedness of other Persons that such Person has guaranteed or is otherwise recourse to such Person (other than “bad boy” liability provisions for fraud, misapplication of funds and environmental liabilities), (j) all indebtedness of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Permitted Liens) on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligation; provided, that if such Person has not assumed or become liable for the payment of such indebtedness, then for the purposes of this definition the amount of such indebtedness shall not exceed the market value of the property subject to such Lien, (k) all Contingent Liabilities, (l) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person or obligations of such Person to pay the deferred purchase or acquisition price of property or assets, including contracts for the deferred purchase price of property or assets that include the procurement of services, (m) indebtedness of general partnerships of which such Person is liable as a general partner (whether secondarily or contingently liable or otherwise), and (n) obligations to fund capital commitments under any Governing Document, subscription agreement or otherwise.

“Indemnified Amounts”:  Defined in Section 13.01.

“Indemnified Person”:  Defined in Section 13.01.

“Insolvency Action”:  With respect to any Person, the taking by such Person of any action resulting in an Insolvency Event, other than solely under clause (g) of the definition thereof.

“Insolvency Event”:  With respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises with respect to such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding–up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of forty-five (45) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case against such Person under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission in a legal proceeding of the inability of such Person to pay its debts generally as they become due, (g) the failure by such Person generally to pay its debts as they become due, or (h) the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Proceeding”:  Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Insolvency Laws”:  The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Interest Payments”:  With respect to any Purchased Asset, all payments of interest, income, receipts, dividends, and any other collections and distributions received from time to time in connection with any such Purchased Asset, in each instance, not constituting a Principal Payment.

“Interest Rate Protection Agreement”:  With respect to any or all Purchased Assets, any futures contract, options related contract, short sale of United States Treasury securities or any interest rate swap, cap, floor or collar agreement, total return swap or any other similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations either generally or under specific contingencies, in each case with a Hedge Counterparty and that is acceptable to Buyer.  For the avoidance of doubt, any Interest Rate Protection Agreement with respect to a Purchased Asset shall be included in the definitions of “Purchased Asset” and “Repurchase Document.”

“Internal Control Event”:  Material weakness in, or fraud that involves management or other employees who have a significant role in, the internal controls of Seller, Manager or Guarantor over financial reporting, in each case as described in the Securities Laws.

“Investment”: With respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person in another Person, whether by means of (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit (other than an extension of trade credit) to, capital contribution to, guaranty or credit enhancement of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person.  Any binding commitment or option to make an Investment in any other Person shall constitute an Investment.  Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in this Agreement, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Company Act”:  The Investment Company Act of 1940, as amended, restated or modified from time to time.

“IRS”:  The United States Internal Revenue Service.

“Knowledge”:  With respect to any Person, means collectively (i) the actual knowledge of such Person, (ii) notice of any fact, event, condition or circumstance that would cause a reasonably prudent Person to conduct an inquiry that would give such Person actual knowledge, whether or not such Person actually undertook such an inquiry, and (iii) all knowledge that is imputed to a Person under any statute, rule, regulation, ordinance, or official decree or order.

“LIBOR”:  For any Pricing Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/100 of 1%) for deposits in Dollars, for a one-month period, that appears on Reuters Screen LIBOR01 (or the successor thereto) as the London interbank offered rate for deposits in Dollars as of 11:00 a.m., London time, on the Pricing Rate Reset Date for such Pricing Period.  If such rate does not appear on Reuters Screen LIBOR01 as of 11:00 a.m., London time, on such Pricing Rate Reset Date, Buyer shall request the principal London office of the Reference Banks selected by Buyer to provide such banks’ offered quotation (expressed as a percentage per annum) to leading banks in the international Eurocurrency market for deposits in Dollars for a one-month period as of 11:00 a.m., London time, on such Pricing Rate Reset Date for amounts of not less than the aggregate Repurchase Price of all Purchased Assets.  If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations.  If fewer than two such quotations are so provided, Buyer shall request any three major banks in New York City selected by Buyer to provide such banks’ rate (expressed as a percentage per annum) for loans in Dollars to leading banks in the international Eurocurrency market for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Pricing Rate Reset Date for amounts of not less than the aggregate Repurchase Price of all Purchased Assets.  If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates.

“LIBO Rate”:  For any Pricing Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/100 of 1%) determined for such Pricing Period in accordance with the following formula:

LIBOR for such Pricing Period
1 – Reserve Requirement

“Lien”:  Any mortgage, statutory or other lien, pledge, charge, right, claim, adverse claim, attachment, levy, hypothecation, collateral assignment, security interest, UCC financing statement or encumbrance of any kind on or otherwise relating to any Person’s assets or properties in favor of any other Person or any preference, priority or other security agreement or preferential arrangement of any kind.

“Manager”:  Resource Capital Manager, Inc., a Delaware corporation.

“Margin Call”:  Defined in Section 4.01.

“Margin Deficit”:  Defined in Section 4.01.

“Market Disruption Event”:  Any event or events that, in the reasonable determination of Buyer, results in (a) the effective absence of a “repo market” or related “lending market” for purchasing (subject to repurchase) or financing debt obligations secured by commercial mortgage loans or securities, (b) Buyer’s not being able to finance Purchased Assets through the “repo market” or “lending market” with traditional counterparties at rates that would have been reasonable prior to the occurrence of such event or events, (c) the effective absence of a “securities market” for securities backed by Purchased Assets, or (d) Buyer’s not being able to sell securities backed by Purchased Assets at prices that would have been reasonable prior to the occurrence of such event or events.

“Market Value”:  For any Purchased Asset as of any date, the lower of the Current Mark-to-Market Value and Book Value for such Purchased Asset, as determined by Buyer; provided, that the Market Value shall be automatically set at zero for any Purchased Asset with respect to which:

(a)           the requirements of the definition of Eligible Asset (other than clause (a) thereof) are not satisfied, as determined by Buyer;

(b)           a Representation Breach exists, as determined by Buyer;

(c)           any Retained Interest, funding obligation or any other obligation of any kind has been transferred to Buyer;

(d)           Seller fails to repurchase such Purchased Asset by the Repurchase Date therefor;

(e)           Buyer determines that a Material Adverse Effect has occurred or that such Purchased Asset is otherwise reasonably unlikely to be collectible on a timely basis;

(f)           a Material Modification occurs, or

(g)           there is a material adverse effect on or a material adverse change in or to (i) the validity, legality or binding effect of any Asset Document related to such Purchased Asset or such Purchased Asset, (ii) the rights and remedies of Buyer, any Affiliated Hedge Counterparty or any Indemnified Person under any Asset Document related to such Purchased Asset or such Purchased Asset, or (iii) the perfection or priority of any Lien granted under any Asset Document.

“Material Adverse Effect”:  A material adverse effect on or material adverse change in or to (a) the property, assets, business, operations or financial condition of Seller and Guarantor, taken as a whole, (b) the ability of Seller to pay and perform the Repurchase Obligations, (c) the validity, legality, binding effect or enforceability of any Repurchase Document or security interest granted hereunder or thereunder, (d) the rights and remedies of Buyer, any Affiliated Hedge Counterparty or any Indemnified Person under any Repurchase Document, or (e) the perfection or priority of any Lien granted under any Repurchase Document.

“Material Modification”:  Any material extension, amendment, waiver, termination, rescission, cancellation, release or other modification to the terms of, or any material collateral, guaranty or indemnity for, or the exercise of any material right or remedy of a holder of, any Purchased Asset that materially and adversely affects the interest of Buyer in such Purchased Asset without the prior written consent of Buyer.

“Maximum Amount”:  $100,000,000.

“Moody’s”:  Moody’s Investors Service, Inc. or, if Moody’s Investors Service, Inc. is no longer issuing ratings, another nationally recognized rating agency reasonably acceptable to Buyer.

“Multiemployer Plan”:  A Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income”:  With respect to any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

“Non-Excluded Taxes”:  Defined in Section 12.06(a).

“Non–Recourse Indebtedness”:  With respect to any Person and any date, indebtedness of such Person as of such date for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, Insolvency Events, non-approved transfers or other events) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Non-U.S. Person”:  Defined in Section 12.06(d).

“Off–Balance Sheet Obligations”:  With respect to any Person and any date, to the extent not included as a liability on the balance sheet of such Person, all of the following with respect to such Person as of such date: (a) monetary obligations under any financing lease or so–called “synthetic,” tax retention or off–balance sheet lease transaction that, upon the application of any Insolvency Laws, would be characterized as Indebtedness, (b) monetary obligations under any sale and leaseback transaction that does not create a liability on the balance sheet of such Person, or (c) any other monetary obligation arising with respect to any other transaction that (i) is characterized as Indebtedness for tax purposes but not for accounting purposes, or (ii) is the functional equivalent of or takes the place of borrowing but that does not constitute a liability on the balance sheet of such Person (for purposes of this clause (c), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Other Taxes”:  Defined in Section 12.06(b).

“Participant”:    Defined in Section 18.08(b).

“Party”:  Defined in the introductory paragraph hereof.

“Patriot Act”:  The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“PBGC”:  The Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Liens”:  (i) Any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding has been commenced:  (a) Liens for federal, state, municipal, local or other taxes not yet due and payable, (b) Liens imposed by Requirements of Law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and similar Liens, arising in the ordinary course of business securing obligations that are not overdue for more than thirty (30) days, and (c) Liens granted or obligations created pursuant to or by the Repurchase Documents and (ii) other Liens securing an aggregate amount not exceeding $10,000 on the Closing Date and $25,000 at any time thereafter.

“Person”:  An individual, corporation, limited liability company, business trust, partnership, trust, unincorporated organization, joint stock company, sole proprietorship, joint venture, Governmental Authority or any other form of entity.

“Plan”:  An employee benefit plan as defined in Section 3(3) of ERISA, subject to Title I of ERISA in respect of which Seller, Guarantor or any ERISA Affiliate thereof has any actual or potential liability or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be, an “employer” as defined in Section 3(5) of ERISA.

“Price Differential”:  For any Pricing Period or portion thereof and (a) for any Transaction outstanding, the sum of the products, for each day during such Pricing Period or portion thereof, of (i) 1/360th of the applicable Pricing Rate in effect for each Purchased Asset subject to such Transaction during such Pricing Period, times (ii) the Purchase Price for such Purchased Asset, or (b) for all Transactions outstanding, the sum of the amounts calculated in accordance with the preceding clause (a) for all Transactions.

“Pricing Margin”:  Defined in the Fee Letter, which definition is incorporated by reference herein.

“Pricing Period”:  For any Purchased Asset, (a) in the case of the first Remittance Date, the period from the Purchase Date for such Purchased Asset to but excluding such Remittance Date, and (b) in the case of any subsequent Remittance Date, the one-month period commencing on and including the prior Remittance Date and ending on but excluding such Remittance Date; provided, that no Pricing Period for a Purchased Asset shall end after the Repurchase Date for such Purchased Asset.

“Pricing Rate”:  For any Pricing Period, the LIBO Rate for such Pricing Period plus the applicable Pricing Margin, which shall be subject to adjustment and/or conversion as provided in Sections 12.01 and 12.02; provided, that while an Event of Default exists, the Pricing Rate shall be the Default Rate.

“Pricing Rate Reset Date”:  (a) In the case of the first-Pricing Period for any Purchased Asset, the Purchase Date for such Purchased Asset, and (b) in the case of any subsequent Pricing Period, the Business Day next preceding the Remittance Date on which such Pricing Period begins or on any other date as determined by Buyer, as communicated to Seller.  The failure to communicate shall not impair Buyer’s decision to reset the Pricing Rate on any date.

“Principal Payments”:  For any Purchased Asset, all payments and prepayments of principal received and applied as principal toward the Purchase Price for such Purchased Asset, including insurance and condemnation proceeds and recoveries from liquidation or foreclosure.

“Purchase Agreement”:  Any purchase, assignment or transfer agreement between Seller and any Transferor or any purchase order or trade confirmation, in each instance, pursuant to which Seller purchased or acquired an Asset which is subsequently sold to Buyer hereunder.

“Purchase Date”:  For any Purchased Asset, the date on which such Purchased Asset is transferred by Seller to Buyer.

“Purchase Price”:  For any Purchased Asset, (a) as of the Purchase Date for such Purchased Asset, an amount equal to the product of the Market Value of such Purchased Asset, times the Applicable Percentage for such Purchased Asset, and (b) as of any other date, the amount described in the preceding clause (a), (i) reduced by any amount of Margin Deficit transferred by Seller to Buyer pursuant to Section 4.01 and applied to the Purchase Price of such Purchased Asset, (ii) reduced by any Principal Payments remitted to the Securities Account and which were applied to the Purchase Price of such Purchased Asset by Buyer pursuant to this Agreement, and (iii) reduced by any payments made by Seller in reduction of the outstanding Purchase Price, in each case before or as of such determination date with respect to such Purchased Asset.

“Purchased Assets”:  (a) For any Transaction, each Asset sold by Seller to Buyer in such Transaction, and (b) for the Transactions in general, all Assets sold by Seller to Buyer, in each case including, to the extent relating to such Asset or Assets, all of Seller’s right, title and interest in and to (i) Asset Documents, (ii) Servicing Rights, (iii)  the principal balance of such Assets, not just the amount advanced, (iv) amounts and property from time to time on deposit in the Securities Account and the Securities Account itself, (v) Income, and (vi) Interest Rate Protection Agreements relating to such Assets; provided, that (A) Purchased Assets shall not include any obligations of Seller or any Retained Interests, and (B) for purposes of the grant of security interest by Seller to Buyer and Affiliated Hedge Counterparties, and the other provisions of Article 11, Purchased Assets shall include all of the following: general intangibles, accounts, chattel paper, deposit accounts, securities accounts, instruments, securities, financial assets, uncertificated securities, security entitlements and investment property (as such terms are defined in the UCC) and replacements, substitutions, conversions, distributions or proceeds, in each instance to the extent relating to or constituting any of the items described in the preceding clauses (i) through (v).  For the avoidance of doubt, an Asset shall no longer constitute a Purchased Asset once Buyer has transferred such Asset to Seller.

“Rating Agency”:  Each of Fitch, Inc., Moody’s and S&P.

“Reference Banks”:  Banks each of which shall (a) be a leading bank in the international Eurocurrency market, and (b) have an established place of business in London.  Initially, the Reference Banks shall be JPMorgan Chase Bank, Barclays Bank, PLC and Deutsche Bank AG.  If any such Reference Bank should be unwilling or unable to act as such or if Buyer shall terminate the appointment of any such Reference Bank or if any of the Reference Banks should be removed from the Reuters Monitor Money Rates Service or in any other way fail to meet the qualifications of a Reference Bank, Buyer may designate alternative banks meeting the criteria specified in the preceding clauses (a) and (b).

“REIT”:  A real estate investment trust, as defined in Section 856 of the Code.

“Remittance Date”:  The eighteenth (18th) day of each month (or if such day is not a Business Day, the next following Business Day, or such other day as is mutually agreed to by Seller and Buyer.

“Reportable Event”:  Any event set forth in Section 4043(c) of ERISA, other than an event as to which the notice period is waived under Pension Benefit Guaranty Commission Reg. §4043.

“Representation Breach”:  Any material representation, warranty, certification, statement or affirmation made or deemed made by Seller, Manager or Guarantor in any Repurchase Document (including in Schedule 1) or in any certificate, notice, report or other document delivered pursuant to any Repurchase Document proves to be incorrect, false or misleading in any material respect when made or deemed made, without regard to any Knowledge or lack of Knowledge thereof by such Person and without regard to any qualification, representation or warranty relating to such Knowledge or lack of Knowledge (except to the extent any representation, warranty, certification, statement or affirmation specifically relates to an earlier date, in which case it shall have proved to be incorrect, false or misleading in any material respect as of such earlier date).

“Repurchase Date”:  For any Purchased Asset, the earliest of (a) the Facility Termination Date, (b) any Early Repurchase Date therefor, and (c) the Business Day on which Seller is to repurchase such Purchased Asset as specified by Seller and agreed to by Buyer in the related Confirmation.

“Repurchase Documents”:  Collectively, this Agreement, the Custodial Agreement, the Fee Letter, all Interest Rate Protection Agreements, the Guarantee Agreement, all Confirmations, all UCC financing statements, amendments and continuation statements filed pursuant to any other Repurchase Document, and all additional documents, certificates, agreements or instruments executed in connection with the Repurchase Documents.

“Repurchase Obligations”:  All obligations of Seller to pay the Repurchase Price on the Repurchase Date and all other obligations and liabilities of Seller to Buyer and any Affiliated Hedge Counterparty arising under or in connection with the Repurchase Documents (for the avoidance of doubt, including all Interest Rate Protection Agreements with Affiliated Hedge Counterparties), whether now existing or hereafter arising, and all interest and fees that accrue after the commencement by or against Seller or Guarantor of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (in each case, whether due or accrued).

“Repurchase Price”:  For any Purchased Asset as of any date, an amount equal to the sum of (a) the outstanding Purchase Price as of such date, (b) the accrued and unpaid Price Differential for such Purchased Asset as of such date, (c) all other amounts due and payable as of such date by Seller to Buyer under this Agreement or any Repurchase Document with respect to such Purchased Asset, (d) all amounts that would be payable by Seller to any Affiliated Hedge Counterparty in connection with the termination of any Interest Rate Protection Agreement with any Affiliated Hedge Counterparty relating to such Purchased Asset if such Interest Rate Protection Agreement were terminated as of such date, and (e) any accrued and unpaid fees and expenses and indemnity amounts and any other amounts owed by Seller or Guarantor to Buyer or any of its Affiliates under this Agreement or any other Repurchase Document with respect to such Purchased Asset.

“Requirements of Law”:  With respect to any Person or property or assets of such Person and as of any date, all of the following applicable thereto as of such date: all Governing Documents and existing and future laws, statutes, rules, regulations, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, the Code, ERISA, regulations of the Board of Governors of the Federal Reserve System, and laws, rules and regulations relating to Taxes, usury, licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other Governmental Authority.

“Reserve Requirement”:  For any Pricing Period, the aggregate of the rates (expressed as a decimal fraction) of reserve requirements in effect during such Pricing Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by Buyer.

“Responsible Officer”:  With respect to any Person, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the chief operating officer of such Person.

“Retained Interest”:  (a) With respect to any Purchased Asset, (i) all duties, obligations and liabilities of Seller thereunder, including payment and indemnity obligations, and (ii) all obligations of agents, trustees, servicers, administrators or other Persons under the documentation evidencing such Purchased Asset, and (b) with respect to any Purchased Asset with an unfunded commitment on the part of Seller, all obligations to provide additional funding, contributions, payments or credits.

“S&P”:  Standard and Poor’s Ratings Services, a division of Standard & Poor’s Financial Services LLC business or, if Standard & Poor’s Ratings Services is no longer issuing ratings, another nationally recognized rating agency reasonably acceptable to Buyer.

“Sanctioned Entity”:  (a) A country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, that in each case is subject to a country sanctions program administered and enforced by the Office of Foreign Assets Control, or (e) a Person named on the list of Specially Designated Nationals maintained by the Office of Foreign Assets Control.

“SEC”:  Securities Exchange Commission or any successor agency or commission.

“Securities Account”:  A securities account established at Securities Account Bank in the name of Buyer.

“Securities Account Bank”:  Wells Fargo Bank, National Association, or any other bank reasonably approved by Buyer and Seller.

“Securities Laws”:  The Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities and Exchange Commission or the Public Company Accounting Oversight Board.

“Seller”:  Defined in the preamble of this Agreement.

“Servicing Rights”:  All right, title and interest of Seller, Guarantor or any Affiliate of Seller or Guarantor in and to any and all of the following:  (a) rights to service and collect the Purchased Assets, (b) rights to appoint, designate and retain any other servicers, sub-servicers, special servicers, agents, custodians, trustees and liquidators with respect to the Purchased Assets, and (c) accounts and other rights to payment related to the Purchased Assets.

“Single Employer Plan”:  Any Plan that is not a Multiemployer Plan.

“Solvent”:  With respect to any Person at any time, having a state of affairs such that all of the following conditions are met at such time:  (a) the fair value of the assets and property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code, (b) the present fair salable value of the assets and property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets and property would constitute unreasonably small capital.

“Structuring Fee”:  Defined in the Fee Letter, which definition is incorporated by reference herein.

“Subsidiary”: With respect to any Person, any corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are with those of such Person pursuant to GAAP.

“Tangible Net Worth”:  With respect to any Person and any date, all amounts that would be included under capital or shareholder’s equity (or any like caption) on a balance sheet of such Person, minus (a) amounts owing to such Person from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) intangible assets (other than Interest Rate Protection Agreements specifically related to the Purchased Assets), and (c) prepaid taxes and/or expenses, all on or as of such date.

“Taxes”:  Defined in Section 12.06(a).

“Transaction”:  With respect to any Asset, the sale and transfer of such Asset from Seller to Buyer pursuant to the Repurchase Documents against the transfer of funds from Buyer to Seller representing the Purchase Price.

“Transferor”:  The seller of an Asset under a Purchase Agreement.

“UCC”:  The Uniform Commercial Code as in effect in the State of New York; provided, that, if, by reason of Requirements of Law, the perfection or priority of the security interest in any Purchased Asset is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority.

“Underwriting Package”:  With respect to any Asset, each of the following items, in each case to the extent applicable, not readily available to Buyer and readily available to Seller: (i) the related prospectus or offering circular including a list of underwriters and placement agents, (ii) structural and collateral terms sheets and other computational and similar materials provided to Seller; (iii) the most recent distribution date statement, and (iv) the most recent monthly reporting package.

“United States Tax Compliance Certificate”:  A certificate substantially in the form of Exhibit H.

Section 2.01                      Rules of Interpretation.  Headings are for convenience only and do not affect interpretation.  The following rules of this Section 2.01 apply unless the context requires otherwise.  The singular includes the plural and conversely.  A gender includes all genders.  Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.  A reference to an Article, Section, Subsection, Paragraph, Subparagraph, Clause, Annex, Schedule, Appendix, Attachment, Rider or Exhibit is, unless otherwise specified, a reference to an Article, Section, Subsection, Paragraph, Subparagraph or Clause of, or Annex, Schedule, Appendix, Attachment, Rider or Exhibit to, this Agreement, all of which are hereby incorporated herein by this reference and made a part hereof.  A reference to a party to this Agreement or another agreement or document includes the party’s permitted successors, substitutes or assigns.  A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Repurchase Document.  A reference to legislation or to a provision of legislation includes a modification, codification, replacement, amendment or reenactment of it, a legislative provision substituted for it and a rule, regulation or statutory instrument issued under it.  A reference to writing includes a facsimile or electronic transmission and any means of reproducing words in a tangible and permanently visible form.  A reference to conduct includes an omission, statement or undertaking, whether or not in writing.  A Default or Event of Default exists until it has been cured or waived in writing by Buyer.  The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context clearly requires or the language provides otherwise.  The word “including” is not limiting and means “including without limitation.”  The word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”  The words “will” and “shall” have the same meaning and effect.  A reference to day or days without further qualification means calendar days.  A reference to any time means New York time.  This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their respective terms.  Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed in accordance with GAAP, and all accounting determinations, financial computations and financial statements required hereunder shall be made in accordance with GAAP, without duplication of amounts, and on a consolidated basis with all Subsidiaries.  All terms used in Articles 8 and 9 of the UCC, and used but not specifically defined herein, are used herein as defined in such Articles 8 and 9.  A reference to “fiscal year” and “fiscal quarter” means the fiscal periods of the applicable Person referenced herein.  A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing.  A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in electronic, including computer disk form.  Whenever a Person is required to provide any document to Buyer under the Repurchase Documents, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise.  At the request of Buyer, the document shall be provided in computer disk form or both printed and electronic, including computer disk form.  The Repurchase Documents are the result of negotiations between the Parties, have been reviewed by counsel to Buyer and counsel to Seller, and are the product of both Parties.  No rule of construction shall apply to disadvantage one Party on the ground that such Party proposed or was involved in the preparation of any particular provision of the Repurchase Documents or the Repurchase Documents themselves.  Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents, and may form opinions and make determinations, in its sole and absolute discretion, subject in all cases to the implied covenant of good faith and fair dealing.  Reference in any Repurchase

Document to Buyer’s discretion, shall mean, unless otherwise expressly stated herein or therein, Buyer’s sole and absolute discretion, subject in all cases to the implied covenant of good faith and fair dealing, and the exercise of such discretion shall be final and conclusive, absent manifest error.  In addition, unless otherwise expressly provided in the applicable Repurchase Documents, whenever Buyer has a decision or right of determination, opinion or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove (or any similar language or terms), or any arrangement or term is to be satisfactory or acceptable to or approved by Buyer (or any similar language or terms), the decision of Buyer with respect thereto shall be in the sole and absolute discretion of Buyer, and such decision shall be final and conclusive, absent manifest error.  Any requirement of good faith, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Seller or the Purchased Assets.

ARTICLE 3

THE TRANSACTIONS

Section 3.01                      Procedures.

(a)           From time to time during the Funding Period, and, unless a shorter time period is approved by Buyer, with not less than one (1) Business Day prior written notice to Buyer, Seller may request Buyer to enter into a proposed Transaction by simultaneously sending Buyer a Confirmation for such Transaction, executed by Seller and describing each such Asset and its proposed Purchase Date, Market Value, Applicable Percentage, Purchase Price and such other terms and conditions as Buyer may require, (i) describing the Transaction and each proposed Asset and other security therefor in reasonable detail, (ii) transmitting a complete Underwriting Package for each proposed Asset, and (iii) specifying which (if any) of the representations and warranties of Seller set forth in this Agreement (including in Schedule 1) Seller will be unable to make with respect to such Asset.  Seller shall promptly deliver to Buyer any supplemental materials requested at any time by Buyer.  Buyer shall conduct such review of the Underwriting Package and each such Asset as Buyer determines appropriate.  Buyer shall determine whether or not it is willing to purchase any or all of the proposed Assets, and if so, on what terms and conditions.  It is expressly agreed and acknowledged that Buyer is entering into the Transactions on the basis of all such representations and warranties and on the completeness and accuracy of the information contained in the applicable Underwriting Package, and any incompleteness or inaccuracies in the related Underwriting Package will only be acceptable to Buyer if disclosed in writing to Buyer by Seller in advance of the related Purchase Date, and then only if Buyer opts to purchase the related Purchased Asset from Seller notwithstanding such incompleteness and inaccuracies.  In the event of a Representation Breach that has a Material Adverse Effect on the related Purchased Asset, the Repurchase Date for the related Purchased Asset shall be deemed to have occurred and Seller shall repurchase such Purchased Asset in accordance with Section 3.05.  Notwithstanding anything to the contrary contained in this Agreement or any other Repurchase Document, Seller may, without any liability to Buyer or the payment of any penalty, premium or other amount to Buyer, revoke any proposed Transaction prior to the actual consummation thereof, including, without limitation, as a result of (i) the related Asset no longer being available for Seller to purchase, (ii) Buyer requesting additional terms or conditions for the Transaction or (iii) Buyer not consummating the Transaction within one (1) Business Day of Seller’s request to Buyer to enter into such Transaction, and upon any such revocation the related Confirmation delivered to Buyer shall, to the extent of such revocation, be deemed null and void.

(b)           Buyer shall give Seller notice promptly after Buyer has received a complete Underwriting Package and supplemental materials.  Buyer shall endeavor to communicate to Seller a binding determination of whether or not it is willing to purchase any or all of such Assets, and if so, on what terms and conditions, within one (1) Business Day after such date.  If Buyer has not communicated its final determination to Seller by such date, Buyer shall automatically and without further action be deemed to have determined not to purchase any such Asset.

(c)           If Buyer determines to enter into the Transaction on the terms described in the Confirmation delivered by Seller under Section 3.01(a), Buyer shall promptly execute and return the same to Seller, which shall thereupon become effective as the Confirmation of the Transaction.  Buyer’s approval of the purchase of an Asset on such terms and conditions as Buyer may require shall be evidenced only by its execution and delivery of the related Confirmation and Seller’s approval of any terms or conditions not set forth in the Confirmation delivered by Seller under Section 3.01(a).  For the avoidance of doubt, Buyer shall not (i) be deemed to have approved the purchase of an Asset by virtue of the approval or entering into by Buyer of a rate lock agreement, Interest Rate Protection Agreement, total return swap or any other agreement with respect to such Asset, or (ii) be obligated to purchase an Asset notwithstanding a Confirmation executed by the Parties unless and until all applicable conditions precedent in Article 6 have been satisfied or waived by Buyer.

(d)           Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby, and shall be construed to be cumulative to the extent possible.  If terms in a Confirmation are inconsistent with terms in this Agreement with respect to a particular Transaction, the Confirmation shall prevail.  Whenever the Applicable Percentage or any other term of a Transaction (other than the Pricing Rate, Market Value and outstanding Purchase Price) with respect to an Asset is revised or adjusted in accordance with this Agreement, an amended and restated Confirmation reflecting such revision or adjustment and that is otherwise acceptable to the Parties shall be prepared by Seller and executed by the Parties.

(e)           The fact that Buyer has conducted or has failed to conduct any partial or complete examination or any other due diligence review of any Asset or Purchased Asset shall in no way affect any rights Buyer may have under the Repurchase Documents or otherwise with respect to any representations or warranties or other rights or remedies thereunder or otherwise, including the right to determine at any time that such Asset or Purchased Asset is not an Eligible Asset.

(f)           No Transaction shall be entered into if (i) any Margin Deficit, Default or Event of Default exists or would exist as a result of such Transaction, (ii) the Repurchase Date for the Purchased Assets subject to such Transaction would be later than the Facility Termination Date, or (iii) after giving effect to such Transaction, the aggregate Purchase Price of all Purchased Assets subject to Transactions then outstanding would exceed the Maximum Amount.

Section 3.02                      Transfer of Purchased Assets; Servicing Rights.  On the Purchase Date for each Purchased Asset, and subject to the satisfaction of all applicable conditions precedent in Article 6, (a) ownership of and title to such Purchased Asset shall be transferred to and vest in Buyer or its designee against the simultaneous transfer of the Purchase Price to the account of Seller specified in Annex I (or if not specified therein, in the related Confirmation or as directed by Seller), and (b) Seller hereby sells, transfers, conveys and assigns to Buyer all of Seller’s right, title and interest (but no Retained Interests) in and to such Purchased Asset, together with all related Servicing Rights.  Subject to this Agreement, during the Funding Period Seller may sell to Buyer, repurchase from Buyer and re-sell Eligible Assets to Buyer, but may not substitute other Eligible Assets for Purchased Assets.  Buyer has the right to designate the servicer of the Purchased Assets to the extent, if any, provided in the related Asset Documents; the Servicing Rights and other servicing provisions under this Agreement are not severable from or to be separated from the Purchased Assets under this Agreement; and, such Servicing Rights and other servicing provisions of this Agreement constitute (a) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to the Repurchase Documents.

Section 3.03                      Maximum Amount.  The aggregate outstanding Purchase Price for all Purchased Assets as of any date shall not exceed the Maximum Amount.  If such aggregate outstanding Purchase Price (as so reduced) exceeds the Maximum Amount, Seller shall promptly, but in any event within one (1) Business Day, pay to Buyer an amount necessary to reduce such aggregate outstanding Purchase Price (as so reduced) to an amount equal to or less than the Maximum Amount.

Section 3.04                      Early Repurchase Date; Mandatory Repurchases.  Seller may terminate any Transaction with respect to any or all Purchased Assets and repurchase such Purchased Assets on any date prior to the Repurchase Date (an “Early Repurchase Date”); provided, that (a) Seller irrevocably notifies Buyer and any Affiliated Hedge Counterparty at least three (3) Business Days before the proposed Early Repurchase Date identifying the Purchased Asset(s) to be repurchased and the Repurchase Price thereof, (b) Seller delivers a certificate from a Responsible Officer of Seller in form and substance reasonably satisfactory to Buyer certifying that no Margin Deficit, Default or Event of Default would exist immediately after giving effect to such repurchase, (c) if the Early Repurchase Date is not a Remittance Date, Seller pays to Buyer any amount due under Section 12.03 and pays all amounts due to any Affiliated Hedge Counterparty under the related Interest Rate Protection Agreement and (d)  Seller thereafter complies with Section 3.05.  Such early terminations and repurchases shall be limited to three (3) occurrences in any calendar week.

In addition to other rights and remedies of Buyer under any Repurchase Document, Seller shall promptly upon written request of Buyer repurchase any Purchased Asset that no longer qualifies as an Eligible Asset, as determined by Buyer and pays all related amounts due to any Affiliated Hedge Counterparty under the related Interest Rate Protection Agreement.  Any repurchase by Seller of a Purchased Asset as to which there exists a Representation Breach (or a Default or Event of Default relating solely to such Purchased Asset) shall, upon such repurchase, cure such Representation Breach (or such Default or Event of Default) and any Default or Event of Default arising solely from such Representation Breach (or such Default or Event of Default) shall no longer exist.

Seller shall have the right, from time to time on any date prior to the Repurchase Date, to transfer cash to Buyer and pay any amounts due to any Affiliated Hedge Counterparty under the related Interest Rate Protection Agreement for the purpose of reducing the Repurchase Price for any Purchased Asset, without terminating the Transaction relating to such Purchased Asset and without any prepayment fee or penalty.  Further, Seller may, at any time upon one (1) Business Days notice to Buyer, terminate this Agreement (except for those provisions which, expressly by their terms, survive termination) so long as at the time of such termination there are no outstanding Transactions and no outstanding transactions under any Interest Rate Protection Agreement with an Affiliated Hedge Counterparty and all of the Repurchase Obligations have been fully and completely been satisfied.

Section 3.05                      Repurchase.  On the Repurchase Date for each Purchased Asset, Seller shall transfer to Buyer the Repurchase Price for such Purchased Asset as of the Repurchase Date, and pay all amounts due to any Affiliated Hedge Counterparty under the related Interest Rate Protection Agreement to the extent related to such repurchase and Buyer shall transfer to Seller such Purchased Asset, whereupon the Transaction with respect to such Purchased Asset shall terminate.  Buyer (i) shall be deemed to have simultaneously released its security interest in such Purchased Asset, (ii) shall authorize Custodian to release to Seller the Asset Documents for such Purchased Asset, if any, and, (iii) to the extent any UCC financing statement filed against Seller specifically identifies such Purchased Asset, Buyer shall deliver an amendment thereto or termination thereof evidencing the release of such Purchased Asset from Buyer’s security interest therein.  Any such transfer or release shall be without recourse to Buyer and without representation or warranty by Buyer, except that Buyer shall represent to Seller, to the extent that good title was transferred and assigned by Seller to Buyer hereunder on the related Purchase Date, that Buyer is the sole owner of such Purchased Asset, free and clear of any other interests or Liens (other than Permitted Liens) caused by Buyer’s actions or inactions.  Any Income with respect to such Purchased Asset received by Buyer or Securities Account Bank after payment of the Repurchase Price therefor shall be remitted to Seller.  Notwithstanding the foregoing, on or before the Facility Termination Date, Seller shall repurchase all Purchased Assets by paying to Buyer and any Affiliated Hedge Counterparty the outstanding Repurchase Price therefor, all other outstanding Repurchase Obligations and all related amounts due to any Affiliated Hedge Counterparty under the related Interest Rate Protection Agreement.

Section 3.06                      Extension of the Facility Termination Date.  At the request of Seller delivered to Buyer no earlier than ninety (90) or later than thirty (30) days before the Facility Termination Date, Seller may exercise one (1) option to extend the Facility Termination Date for a period not to exceed one (1) year.  Seller may only exercise its extension option if (i) no Default or Event of Default exists on the date of the request to extend or the current Facility Termination Date, (ii) no Margin Deficit shall be outstanding, and (iii)  Seller has paid the Extension Fee to Buyer on or before the original Facility Termination Date.  No additional Transactions shall be entered into after the original Facility Expiration Date.

Section 3.07                      Payment of Price Differential and Fees.

(a)           Notwithstanding that Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Assets, Seller shall pay to Buyer the accrued value of the Price Differential for each Purchased Asset on each Remittance Date.  Buyer shall give Seller notice of the Price Differential and any fees and other amounts due under the Repurchase Documents on or prior to the second (2nd) Business Day preceding each Remittance Date; provided, that Buyer’s failure to deliver such notice shall not affect Seller’s obligation to pay such amounts.  If the Price Differential includes any estimated Price Differential, Buyer shall recalculate such Price Differential after the Remittance Date and, if necessary, make adjustments to the Price Differential amount due on the following Remittance Date.

(b)           Seller shall pay to Buyer all fees and other amounts as and when due, as set forth in the Fee Letter.

Section 3.08                      Payment, Transfer and Custody.  Unless otherwise expressly provided herein, all amounts required to be paid or deposited by Seller hereunder shall be paid or deposited in accordance with the terms hereof no later than 3:00 p.m. (Eastern Standard Time) on the day when due, in immediately available Dollars and without deduction, setoff or counterclaim, and if not received before such time shall be deemed to be received on the next Business Day.  Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next following Business Day, and such extension of time shall in such case be included in the computation of such payment.  Amounts payable to Buyer and not otherwise required to be deposited into the Securities Account shall be deposited into an account of Buyer.  Seller shall have no rights in, rights of withdrawal from, or rights to give notices or instructions regarding Buyer’s account or the Securities Account.  Amounts in the Securities Account may be invested at the direction of Buyer in Permitted Investments (as defined in the Custodial Agreement) before they are distributed in accordance with Article 5.

Section 3.09                      Repurchase Obligations Absolute.  Except as provided in Section 12.06, all amounts payable by Seller under the Repurchase Documents shall be paid without notice, demand, counterclaim, setoff, deduction or defense (as to any Person and for any reason whatsoever) and without abatement, suspension, deferment, diminution or reduction (as to any Person and for any reason whatsoever), and the Repurchase Obligations shall not be released, discharged or otherwise affected, except as expressly provided herein, by reason of:  (a) any Insolvency Proceeding relating to Seller, or any action taken with respect to any Repurchase Document or Asset Document by any trustee or receiver of Seller or by any court in any such proceeding, (b) any claim that Seller has or might have against Buyer or Hedge Counterparty under any Repurchase Document or otherwise, (c) any default or failure on the part of Buyer to perform or comply with any Repurchase Document or other agreement with Seller, (d) the invalidity or unenforceability of any Purchased Asset, Repurchase Document or Asset Document, or (e) any other occurrence whatsoever, whether or not similar to any of the foregoing, and whether or not Seller has notice or Knowledge of any of the foregoing.  The Repurchase Obligations shall be full recourse to Seller.  This Section 3.09 shall survive the termination of the Repurchase Documents and the payment in full of the Repurchase Obligations.

ARTICLE 4

MARGIN MAINTENANCE

Section 4.01                      Margin Deficit.

(a)           If on any date (i) the Market Value of a Purchased Asset is less than (ii) the product of (A) Buyer’s Margin Percentage times (B) the outstanding Repurchase Price for such Purchased Asset as of such date (as reduced by any Income then-currently on deposit in the Securities Account which would otherwise be applied by Buyer to reduce such Repurchase Price on the next Remittance Date in accordance with Section 5.02) (the excess, if any, of (ii) over (i), a “Margin Deficit”), then Seller shall, within one (1) Business Day after written notice from Buyer (a “Margin Call”), transfer cash to Buyer in an amount at least equal to such Margin Deficit.  Buyer shall apply the funds received in satisfaction of a Margin Deficit to the Repurchase Obligations in such manner as Buyer determines.

(b)           Buyer’s election not to deliver a Margin Call at any time there is a Margin Deficit shall not waive the Margin Deficit or in any way limit or impair Buyer’s right to deliver a Margin Call at any time when the same or any other Margin Deficit exists.  Buyer’s rights under this Section 4.01 are in addition to and not in lieu of any other rights of Buyer under the Repurchase Documents or Requirements of Law.

(c)           All cash transferred to Buyer pursuant to this Section 4.01 with respect to a Purchased Asset shall be deposited into the Securities Account, except as directed by Buyer, and notwithstanding any provision in Section 5.02 to the contrary, shall be applied to reduce the Purchase Price of such Purchased Asset.

ARTICLE 5

APPLICATION OF INCOME

Section 5.01                      Securities Account.  The Securities Account shall be established at Securities Account Bank.  Buyer shall have sole dominion and control (including, without limitation, “control” within the meaning of Section 9-104(a) of the UCC) over the Securities Account.  Neither Seller nor any Person claiming through or under Seller shall have any claim to or interest in the Securities Account.  All Income received by Seller, Buyer or Securities Account Bank in respect of the Purchased Assets, as well as any interest received from the reinvestment of such Income, shall be deposited directly into the Securities Account and shall be applied to and remitted by Securities Account Bank in accordance with this Article 5.

Section 5.02                      Before a Default or an Event of Default.  If no Default or Event of Default exists, all Income described in Section 5.01 and deposited into the Securities Account during each Pricing Period shall be applied by Securities Account Bank by no later than the next following Remittance Date in the following order of priority:

first, to pay any custodial fees, expenses and indemnities due and payable under the Custodial Agreement;

second, pro rata, (i) to pay to Buyer an amount equal to the Price Differential accrued with respect to all Purchased Assets as of such Remittance Date and (ii) to pay to any Affiliated Hedge Counterparty an amount equal to all amounts (other than termination payments) payable with respect to each related Interest Rate Protection Agreement;

third, to pay to Buyer an amount equal to all default interest, late fees, fees, reasonable expenses and Indemnified Amounts then due and payable from Seller and other applicable Persons to Buyer and other Indemnified Persons under the Repurchase Documents;

fourth, to pay to Buyer an amount sufficient to eliminate any outstanding Margin Deficit (without limiting Seller’s obligation to satisfy a Margin Deficit in a timely manner as required by Section 4.01);

fifth, to pay to any Affiliated Hedge Counterparty an amount equal to all termination payments payable with respect to each related Interest Rate Protection Agreement;

sixth, to pay to Buyer, the Applicable Percentage of any Principal Payments (to the extent actually deposited into the Securities Account), but only to the extent that such remittance would not result in the creation of a Margin Deficit, to be applied to reduce the outstanding Purchase Price of Purchased Assets, as Buyer shall determine;

seventh, to pay to Buyer any other amounts due and payable from Seller and other applicable Persons to Buyer under the Repurchase Documents; and

eighth, to pay to Seller any remainder for its own account, subject, however, to the covenants and other requirements of the Repurchase Documents.

Section 5.03                      After Default or Event of Default.  If a Default or Event of Default exists, all Income deposited into the Securities Account in respect of the Purchased Assets shall be applied by Securities Account Bank, on the Business Day next following the Business Day on which each amount of Income is so deposited, in the following order of priority:

first, to pay any custodial fees, expenses and indemnities due and payable under the Custodial Agreement;

second, pro rata, (i) to pay to Buyer an amount equal to the Price Differential accrued with respect to all Purchased Assets as of such date and (ii) to pay to any Affiliated Hedge Counterparty an amount equal to all amounts (other than termination payments) payable with respect to each related Interest Rate Protection Agreement;

third, to pay to Buyer an amount equal to all default interest, late fees, fees, expenses and Indemnified Amounts then due and payable from Seller and other applicable Persons to Buyer and other Indemnified Persons under the Repurchase Documents;

fourth, pro rata, (i) to pay to Buyer an amount equal to the aggregate Repurchase Price of all Purchased Assets (to be applied in such order and in such amounts as determined by Buyer, until such Repurchase Price has been reduced to zero) plus all other amounts due to Buyer under the Repurchase Documents and (ii) to pay to any Affiliated Hedge Counterparty an amount equal to all termination payments payable with respect to each related Interest Rate Protection Agreement;

fifth, to pay to Buyer all other Repurchase Obligations due to Buyer; and

sixth, to pay to Seller any remainder for its own account; provided, however, that in the event that Buyer has exercised the remedies described in Section 10.02(d)(ii) with respect to any or all Purchased Assets, Seller shall not be entitled to any proceeds from any eventual sale of such Purchased Assets.

Section 5.04                      Seller to Remain Liable.

  If the amounts remitted to Buyer and any Affiliated Hedge Counterparty as provided in Sections 5.02 and 5.03 are insufficient to pay all amounts due and payable from Seller to Buyer and such Affiliated Hedge Counterparty under this Agreement or any Repurchase Document on a Remittance Date, a Repurchase Date, upon the occurrence of an Event of Default or otherwise, Seller shall nevertheless remain liable for and shall pay to Buyer and such Affiliated Hedge Counterparty when due all such amounts.

ARTICLE 6

CONDITIONS PRECEDENT

Section 6.01                      Conditions Precedent to Initial Transaction.  Buyer shall not be obligated to enter into any Transaction or purchase any Asset until the following conditions have been satisfied in the discretion of Buyer, or waived by Buyer, on and as of the Closing Date and the initial Purchase Date:

(a)           Buyer has received the following documents, each dated the Closing Date or as of the Closing Date unless otherwise specified:  (i) each Repurchase Document duly executed and delivered by the parties thereto, (ii) an official good standing certificate dated a recent date with respect to Seller, (iii) customary certificates of the secretary or an assistant secretary of Seller with respect to attached copies of the Governing Documents and applicable resolutions of Seller, and the incumbencies and signatures of officers of Seller executing the Repurchase Documents to which it is a party, evidencing the authority of Seller with respect to the execution, delivery and performance thereof, (iv) a Closing Certificate, (v) an executed power of attorney of Seller in the form of Exhibit G, (vi) such opinions from counsel to Seller as Buyer may require, including with respect to corporate matters, enforceability, non-contravention, no consents or approvals required other than those that have been obtained, perfected security interests in the Purchased Assets, and any other collateral pledged pursuant to the Repurchase Documents, Investment Company Act matters and the applicability of Bankruptcy Code safe harbors, and (vii) all other documents, certificates, information, financial statements, reports, approvals and opinions of counsel as Buyer may require;

(b)           (i) UCC financing statements have been filed against Seller in all filing offices required to perfect the security interest granted herein, (ii) Buyer has received such searches of UCC filings, tax liens, judgments, pending litigation and other matters relating to Seller and the Purchased Assets as Buyer may require, and (iii) the results of such searches are satisfactory to Buyer;

(c)           Buyer has received payment from Seller of all fees and expenses then payable under the Fee Letter and the other Repurchase Documents, as contemplated by Section 13.02;

(d)           Seller has paid to Buyer the Structuring Fee; and

(e)           Buyer has completed to its satisfaction such due diligence and modeling as it may require.

Buyer acknowledges and agrees that, upon Buyer entering into a Transaction on the first Purchase Date, any and all conditions precedent set forth in this Section 6.01 shall be deemed satisfied or waived in writing by Buyer, unless otherwise specifically provided in a separate writing delivered by Buyer to Seller on or prior to such first Purchase Date.

Section 6.02                      Conditions Precedent to All Transactions.  Buyer shall not be obligated to enter into any Transaction or purchase any Asset (as determined or waived by
Buyer) until the following additional conditions have been satisfied in the discretion of Buyer, or waived by Buyer, with respect to each Asset on and as of the Purchase Date therefor:

(a)           Buyer has received the following documents:  (i) an Underwriting Package, (ii) a Confirmation, (iii) a trust receipt and other items required to be delivered under the Custodial Agreement, and (iv) all other documents, certificates, information, financial statements, reports, approvals and opinions of counsel as Buyer may require;

(b)           immediately before such Transaction and after giving effect thereto and to the intended use thereof, no Representation Breach (including with respect to any Purchased Asset), Default, Event of Default, Margin Deficit, Material Adverse Effect or Market Disruption Event exists;

(c)           Buyer has completed its due diligence review of the Underwriting Package, Asset Documents and such other documents, records and information as Buyer deems appropriate, and the results of such reviews are satisfactory to Buyer;

(d)           Buyer has (i) determined that such Asset is an Eligible Asset, (ii) approved the purchase of such Asset, (iii) obtained all necessary internal credit and other approvals for such Transaction, and (iv) executed the Confirmation;

(e)           the aggregate outstanding Purchase Price of all Transactions does not exceed the Maximum Amount after giving effect to such Transaction;

(f)           the Purchase Date is not later than the Funding Expiration Date and the Repurchase Date is not later than the Facility Termination Date;

(g)           Seller and Custodian have satisfied all requirements and conditions and have performed all covenants, duties, obligations and agreements contained in the Repurchase Documents to be performed by such Person on or before the Purchase Date;

(h)           if requested by Buyer, such opinions from counsel to Seller and Guarantor as Buyer may require, including, without limitation, with respect to the perfected security interest in the Purchased Assets and any other collateral pledged pursuant to the Repurchase Document; and

(i)           Buyer has received a copy of any Interest Rate Protection Agreement and related documents entered into with respect to such Asset, Seller has assigned to Buyer all of Seller’s rights (but none of its obligations) under such Interest Rate Protection Agreement and related documents, and no termination event (other than any Mandatory Reduction Event, as defined in the related Interest Rate Protection Agreement), default or event of default (however defined) exists thereunder.

Each Confirmation delivered by Seller shall constitute a certification by Seller that all of the conditions precedent in this Article 6 (other than those conditions which are expressly satisfied based upon Buyer’s determination, satisfaction or approval) have been satisfied, unless such failure was set forth in an exceptions schedule to the relevant Confirmation or otherwise waived in writing by Buyer on or before the related Purchase Date.

The failure of Seller to satisfy any of the conditions precedent in this Article 6 with respect to any Transaction or Purchased Asset shall, unless such failure was set forth in an exceptions schedule to the relevant Confirmation or otherwise waived in writing by Buyer on or before the related Purchase Date, give rise to the right of Buyer at any time to rescind the related Transaction, whereupon Seller shall, within three (3) Business Days of written notice of such rescission, pay to Buyer and any Affiliated Hedge Counterparty the Repurchase Price of such Purchased Asset.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants, on and as of the date of this Agreement, each Purchase Date, and at all times when any Repurchase Document or Transaction is in full force and effect, except as set forth in Schedule 2, as follows:

Section 7.01                      Seller.  Seller has been duly organized and validly exists in good standing as a corporation, limited liability company or limited partnership, as applicable, under the laws of the jurisdiction of its incorporation, organization or formation.  Seller (a) has all requisite power, authority, legal right, licenses and franchises, (b) is duly qualified to do business in all jurisdictions necessary, and (c) has been duly authorized by all necessary action, to (w) own, lease and operate its properties and assets, (x) conduct its business as presently conducted, (y) execute, deliver and perform its obligations under the Repurchase Documents to which it is a party, and (z) acquire, own, sell, assign, pledge and repurchase the Purchased Assets.  As of the Closing Date, RCC Commercial, Inc.’s exact legal name is set forth in the preamble and signature pages of this Agreement.  As of the Closing Date, RCC Commercial, Inc.’s location (within the meaning of Article 9 of the UCC) is the State of

Delaware, and the office where RCC Commercial, Inc. keeps all records (within the meaning of Article 9 of the UCC) relating to its Purchased Assets is at the address of RCC Commercial, Inc. referred to in Annex II.  RCC Commercial, Inc. has not changed its legal name or location (within the meaning of Article 9 of the UCC) within the twelve (12) months immediately preceding the Closing Date.  RCC Commercial, Inc.’s organizational identification number is 3930249 and its tax identification number is20 2383712.  As of the Closing Date, RCC Real Estate, Inc.’s exact legal name is set forth in the preamble and signature pages of this Agreement.  As of the Closing Date, RCC Real Estate, Inc.’s location (within the meaning of Article 9 of the UCC) is the State of Delaware, and the office where RCC Real Estate, Inc. keeps all records (within the meaning of Article 9 of the UCC) relating to its Purchased Assets is at the address of RCC Real Estate, Inc. referred to in Annex II.  RCC Real Estate, Inc. has not changed its legal name or location (within the meaning of Article 9 of the UCC) within the twelve (12) months immediately preceding the Closing Date.  RCC Real Estate, Inc.’s organizational identification number is 3930259 and its tax identification number is 20 2383683.  Seller is a wholly-owned Subsidiary of Guarantor.  The fiscal year of Seller is the calendar year.

Section 7.02                      Repurchase Documents.  Each Repurchase Document to which Seller is a party has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity.  The execution, delivery and performance by Seller of each Repurchase Document to which it is a party do not and will not (a) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under, any (i) Governing Document, Indebtedness, Guarantee Obligation or Contractual Obligation applicable to Seller or any of its properties or assets, (ii) Requirements of Law, or (iii) approval, consent, judgment, decree, order or demand of any Governmental Authority, or (b) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Seller.  All approvals, authorizations, consents, orders, filings, notices or other actions of any Person or Governmental Authority required for the execution, delivery and performance by Seller of the Repurchase Documents to which it is a party and the sale of and grant of a security interest in each Purchased Asset to Buyer, have been obtained, effected, waived or given and are in full force and effect.  The execution, delivery and performance of the Repurchase Documents by Seller do not require compliance by Seller with any “bulk sales” or similar law.  There is no material litigation, proceeding or investigation pending or, to the Knowledge of Seller threatened, against Seller, Manager or Guarantor before any Governmental Authority (a) asserting the invalidity of any Repurchase Document, (b) seeking to prevent the consummation of any Transaction, or (c) that has a Material Adverse Effect.

Section 7.03                      Solvency.  None of Seller, Manager or Guarantor is or ever has been the subject of an Insolvency Proceeding.  Seller, Manager and Guarantor are Solvent and the Transactions do not and will not render Seller, Manager or Guarantor not Solvent.  Seller is not entering into the Repurchase Documents or any Transaction with the intent to hinder, delay or defraud any creditor of Seller, Manager or Guarantor.  Seller has received or will receive reasonably equivalent value for the Repurchase Documents and each Transaction.  Seller has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.  Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due.

Section 7.04                      Taxes.  Seller and Guarantor and each Affiliate of Seller and Guarantor have timely filed all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by them and have timely paid all material taxes (including mortgage recording taxes), assessments, fees, and other governmental charges payable by them, or with respect to any of their properties or assets, which have become due except for any such taxes, assessments, fees and other governmental charges that either (i) are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP or (ii) collectively, do not exceed an amount equal to $10,000 as of the Closing Date and $25,000 at any time thereafter.  No Liens for Taxes (other than Permitted Liens) have been filed against any assets of Seller, Guarantor or any Affiliate of Seller or Guarantor, and no claim is currently being asserted with respect to any Taxes of such Persons, unless either (i) such Liens or claims relate to Taxes, assessments, fees and other governmental charges that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP or (ii) collectively, such Taxes and claims (without duplication) do not exceed $10,000 as of the Closing Date and $25,000 at any time thereafter.

Section 7.05                      Financial Condition.  The audited balance sheet of Guarantor as at the fiscal year most recently ended for which such audited balance sheet is available, and the related audited statements of income and retained earnings and of cash flows for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification arising out of the audit conducted by Guarantor’s independent certified public accountants, copies of which have been delivered to Buyer, are complete and correct in all material respects and present fairly in all material respects the financial condition of Guarantor as of such date and the results of its operations and cash flows for the fiscal year then ended.  All such financial statements, including related schedules and notes, were prepared in accordance with GAAP except as disclosed therein.

Section 7.06                      True and Complete Disclosure.  The written information, reports, certificates, documents, financial statements, operating statements, forecasts, books, records, files, exhibits and schedules furnished by or on behalf of Seller to Buyer in connection with the Repurchase Documents and the Transactions, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect; provided that with respect to projected financial information, budgets and other forecasts and estimates, Seller represents and warrants only that such information, budgets, forecasts and estimates were prepared in good faith based upon assumptions believe to be reasonable at the time.  All written information furnished after the date hereof by or on behalf of Seller and delivered to Buyer in connection with the Repurchase Documents and Transactions will be true, correct and complete in all material respects, or in the case of projections will be based on reasonable estimates prepared and presented in good faith, on the date as of which such information is stated or certified.

Section 7.07                      Compliance with Laws.  Seller has complied in all material respects with all Requirements of Laws, and no Purchased Asset contravenes any Requirements of Laws.  Neither Seller nor any Affiliate of Seller (a) is an “enemy” or an “ally of the enemy” as defined in the Trading with the Enemy Act of 1917, (b) is in violation of any Anti-Terrorism Law, (c) is a blocked person described in Section 1 of Executive Order 13224 or to its Knowledge engages in any dealings or transactions or is otherwise associated with any such blocked person, (d) is in violation of any country or list based economic and trade sanction administered and enforced by the Office of Foreign Assets Control, (e) is a Sanctioned Entity, (f) has more than 10% of its assets located in Sanctioned Entities, or (g) derives more than 10% of its operating income from investments in or transactions with Sanctioned Entities.  The proceeds of any Transaction have not been and will not be used to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Entity.  Seller is a “qualified purchaser” as defined in the Investment Company Act.  None of Seller, Manager or Guarantor (a) is a “broker” or “dealer” as defined in, or could be subject to a liquidation proceeding under, the Securities Investor Protection Act of 1970, or (b) is subject to regulation by any Governmental Authority limiting its ability to incur the Repurchase Obligations.  Seller and all Affiliates of Seller are in compliance with the Foreign Corrupt Practices Act of 1977 and any foreign counterpart thereto.  Neither Seller nor any Affiliate of Seller has made, offered, promised or authorized a payment of money or anything else of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to any foreign official, foreign political party, party official or candidate for foreign political office, or (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to Seller, any Affiliate of Seller or any other Person, in violation of the Foreign Corrupt Practices Act.

Section 7.08                      Compliance with ERISA.  With respect to Seller, Guarantor or any ERISA Affiliate thereof, during the immediately preceding five (5) year period, (a) neither a Reportable Event nor a material  “accumulated funding deficiency” nor a material “unpaid minimum required contribution” as defined in the Code or ERISA has occurred, (b) each Plan has complied in all material respects with the applicable provisions of the Code and ERISA, (c) no termination of a Single Employer Plan has occurred resulting in any liability that has remained unfunded, and (d) no Lien in favor of the PBGC or a Plan has arisen that has not been discharged.  The present value of all accumulated benefit obligations under each Single Employer Plan (determined using the funding methods and assumptions of such Plan) relating to Seller, Guarantor or any ERISA Affiliate thereof did not, as of the last annual valuation date prior to the date hereof, exceed the value of the assets of such Plan allocable to such accumulated benefit obligations.  Neither Seller nor any ERISA Affiliate is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.  Each of Seller and Guarantor do not provide any medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law (collectively, “COBRA”).  None of the assets of Seller or Guarantor are deemed to be plan assets within the meaning of 29 C.F.R. 2510.3-101 as modified by Section 3(42) of ERISA.

Section 7.09                      No Default or Material Adverse Effect.  No Default or Event of Default exists.  No default or event of default (however defined) which has or is reasonably likely to have a Material Adverse Effect on Seller exists under any Indebtedness, Guarantee Obligations or Contractual Obligations of Seller.  Seller believes that it is and will be able to perform each agreement, duty, obligation and covenant contained in the Repurchase Documents to which it is a party and that it is not subject to any agreement, obligation, restriction or Requirements of Law that would unduly burden its ability to do so or could reasonably be expected to have a Material Adverse Effect.  Seller has no Knowledge of any actual or prospective development, event or other fact that could reasonably be expected to have a Material Adverse Effect.  To Seller’s Knowledge, no Internal Control Event has occurred and is continuing that would reasonably be expected to have a Material Adverse Effect.

Section 7.10                      Purchased Assets. Each Purchased Asset is an Eligible Asset.  Each representation and warranty of Seller set forth in the Repurchase Documents (including in Schedule 1) and in the Asset Documents (to the extent any are made therein) with respect to each Purchased Asset is true and correct.  The review and inquiries made on behalf of Seller in connection with the next preceding sentence have been made by Persons having the requisite expertise, knowledge and background to verify such representations and warranties.  Seller has  complied with all requirements of the Custodial Agreement with respect to each Purchased Asset, including delivery to Custodian of all required Asset Documents.  Seller has no Knowledge of any fact that could reasonably lead it to expect that any Purchased Asset will not be paid in full.  No Purchased Asset is the subject of any compromise, adjustment, extension, satisfaction, subordination, rescission, setoff, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning such Purchased Asset or otherwise, by Seller, Guarantor or any Affiliate of Seller or Guarantor, Transferor, or other Person, except as set forth in the Asset Documents delivered to Buyer or in the related Confirmation.  No procedures believed by Seller to be adverse to Buyer were utilized by Seller in identifying or selecting the proposed Purchased Assets for sale to Buyer.  Each proposed Purchased Asset was underwritten in accordance with and satisfies applicable standards established by Seller and Guarantor.  None of the Asset Documents has any marks or notations added by or on behalf of Seller indicating that it has been sold, assigned, pledged, encumbered or otherwise conveyed by Seller to any Person other than Buyer.  If any Asset Document requires the holder or transferee of the related Purchased Asset to be a qualified transferee, qualified institutional lender or qualified lender (however defined), Seller meets such requirement.  Assuming that Buyer also meets such requirement, the assignment and pledge of such Purchased Asset to Buyer pursuant to the Repurchase Documents do not violate such Asset Document.  Seller and all Affiliates of Seller have no Retained Interests.  Seller and all Affiliates of Seller (a) have sold and transferred all Servicing Rights with respect to the Purchased Assets to Buyer, (b) have not previously assigned any such Servicing Rights to any other Person and (c) have no Retained Interests.

Section 7.11                      Purchased Assets Acquired from Transferors.  With respect to each Purchased Asset purchased by Seller or an Affiliate of Seller from a Transferor, (a) such Purchased Asset was acquired and transferred pursuant to a Purchase Agreement, (b) such Transferor received reasonably equivalent value in consideration for the transfer of such Purchased Asset, (c) no such transfer was made for or on account of an antecedent debt owed by such Transferor to Seller or an Affiliate of Seller, (d) no such transfer is or may be voidable or subject to avoidance under the Bankruptcy Code, and (e) the representations and warranties made by such Transferor to Seller or such Affiliate in such Purchase Agreement are hereby incorporated herein mutatis mutandis and are hereby remade by Seller to Buyer on each date as of which they speak in such Purchase Agreement.

Section 7.12                      Transfer and Security Interest.  The Repurchase Documents constitute a valid and effective transfer to Buyer of all right, title and interest of Seller in, to and under all Purchased Assets (together with all related Servicing Rights), free and clear of any Liens (other than Permitted Liens).  With respect to the protective security interest granted by Seller in Section 11.01, upon the delivery of the Confirmations and the Asset Documents to Custodian, the execution and delivery of the Custodial Agreement by Seller, Buyer, Custodian and Securities Intermediary and the filing of the UCC financing statements as provided herein, such security interest shall be a valid first-priority perfected security interest to the extent such security interest can be perfected by possession, filing or control under the UCC, subject only to Permitted Liens.  Upon receipt by Custodian of each Asset Document required to be endorsed in blank by Seller and payment by Buyer of the Purchase Price for the related Purchased Asset, Buyer shall either own such Purchased Asset or have a valid first-priority perfected security interest in such Purchased Asset.  The Purchased Assets constitute the following, as defined in the UCC: a general intangible, instrument, investment property, security, deposit account, financial asset, uncertificated security, securities account, or security entitlement.  Seller has not sold, assigned, pledged, encumbered or otherwise conveyed any of the Purchased Assets to any Person other than pursuant to the Repurchase Documents.  Seller has not authorized the filing of and is not aware of any UCC financing statements filed against Seller as debtor that include the Purchased Assets, other than any financing statement that has been terminated or has been or will be filed pursuant to this Agreement or for which a release of such Purchased Asset has been filed.

Section 7.13                      No Broker.  Neither Seller nor any Affiliate of Seller has dealt with any broker, investment banker, agent or other Person, except for Buyer or an Affiliate of Buyer, who may be entitled to any commission or compensation in connection with any Transaction.

Section 7.14                      Interest Rate Protection Agreements.  (a) Seller has entered into all Interest Rate Protection Agreements required under Section 8.11, (b) each such Interest Rate Protection Agreement is in full force and effect, but only to the extent that the related Purchased Asset has not previously been reconveyed to Seller by Buyer in accordance with this Agreement, (c) no termination event  (other than any Mandatory Reduction Event, as defined in the related Interest Rate Protection Agreement) or event of default (however defined) exists thereunder, and (d) Seller has effectively assigned to Buyer all Seller’s rights (but none of its obligations) under such Interest Rate Protection Agreement.

Section 7.15                      Investment Company Act.  Neither Seller nor Guarantor is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act, or otherwise required to register under the Investment Company Act.

Section 7.16                      Chief Executive Office; Jurisdiction of Organization.

(a)           The jurisdiction of organization of RCC Commercial, Inc. on the date of this Agreement is Delaware.  RCC Commercial, Inc. has not, prior to the Closing Date, changed its jurisdiction of organization.  The jurisdiction of organization of RCC Real Estate, Inc. on the date of this Agreement is Delaware.  RCC Real Estate, Inc. has not, prior to the Closing Date, changed its jurisdiction of organization.

(b)           During the preceding five (5) years, Guarantor has not filed or had filed against it any bankruptcy, receivership or similar petitions nor has it made any general assignment for the benefit of creditors.

Section 7.17                      REIT Status.  Guarantor is a REIT and has not engaged in any “prohibited transactions” as defined in Sections 857(b)(6)(B)(iii) and (C) of the Code.  Guarantor for its current taxable year is entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each taxable year for which it claims a deduction in its Form 1120-REIT filed with the IRS.  Seller is a “qualified REIT subsidiary” of Guarantor, within the meaning of Section 856(i)(2) of the Code.

ARTICLE 8

COVENANTS OF SELLER

From the date hereof until the Repurchase Obligations are paid in full and the Repurchase Documents are terminated, Seller shall perform and observe the following covenants, which shall be given independent effect (so that if a particular action or condition is prohibited by any covenant, the fact that it would be permitted by an exception to or be otherwise within the limitations of another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists):

Section 8.01                      Existence; Governing Documents; Conduct of Business.  Seller shall (a) preserve and maintain its legal existence, (b) qualify and remain qualified in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect, (c) comply with its Governing Documents, and (d) not modify, amend or terminate its Governing Documents, except to the extent that such modification or amendment would not have a material adverse effect on the ability of Seller to perform its obligations under the Repurchase Documents.  Seller shall (a) continue to engage in the same or similar general lines of business as presently conducted by it and any lines of business related, incidental or complementary thereto and (b) maintain and preserve all of its material rights, privileges, licenses and franchises necessary for the operation of its business, and (c) maintain Seller’s status as a qualified transferee, qualified institutional lender or qualified lender (however defined) under the Asset Documents.  Seller shall not (a) change its name, organizational number, tax identification number, fiscal year, method of accounting (from accrual accounting), identity, structure or jurisdiction of organization (or have more than one such jurisdiction), unless in each case Seller has given at least thirty (30) days prior notice to Buyer and promptly after such change takes all actions, if any, required under the UCC to continue the first-priority (subject only to Permitted Liens) perfected security interest of Buyer in the Purchased Assets.  Seller shall enter into each Transaction as principal, unless Buyer agrees before a Transaction that Seller may enter into such Transaction as agent for a principal and under terms and conditions disclosed to Buyer.

Section 8.02                      Compliance with Laws, Contractual Obligations and Repurchase Documents.  Seller shall comply in all material respects with all Requirements of Laws, including those relating to any Purchased Asset and to the reporting and payment of taxes.  No part of the proceeds of any Transaction shall be used for any purpose that violates Regulation T, U or X of the Board of Governors of the Federal Reserve System.  Seller shall conduct the requisite due diligence, if any, in connection with the acquisition of each Asset for purposes of complying with the Anti–Terrorism Laws.  Seller shall maintain the Custodial Agreement in full force and effect.  Seller shall not directly or indirectly enter into any agreement that would be violated or breached by any Transaction or the performance by Seller of any Repurchase Document.

Section 8.03                      Structural Changes.  Seller shall not enter into a merger or consolidation, or liquidate, wind up or dissolve, or sell all or substantially all of its assets or properties, or permit any changes in the ownership of its Equity Interests, without the written consent of Buyer and prior written notice to each Affiliated Hedge Counterparty.  Seller shall ensure that all Equity Interests of Seller shall continue to be owned by the owner or owners thereof as of the date hereof.  Seller shall ensure that no Purchased Asset shall be pledged to any Person other than Buyer.

Section 8.04                      Protection of Buyer’s Interest in Purchased Assets.  With respect to each Purchased Asset, Seller shall take all action necessary or required by the Repurchase Documents or Requirements of Law or reasonably requested by Buyer, to perfect, protect and more fully evidence Buyer’s ownership of and first-priority perfected (subject only to Permitted Liens) security interest in such Purchased Asset, including executing or causing to be executed such other instruments or notices as may be necessary or appropriate and filing and maintaining effective UCC financing statements, continuation statements and assignments and amendments thereto.  Seller shall comply with all requirements of the Custodial Agreement with respect to each Purchased Asset, including the delivery to Custodian of all required Asset Documents in its possession.  Seller shall (a) not assign, sell, transfer, pledge, hypothecate, grant, create, incur, assume or suffer or permit to exist any security interest in or Lien (other than Permitted Liens) on any Purchased Asset to or in favor of any Person other than to or in favor of Buyer and other than any security interest or Lien by or through Buyer, (b) defend such Purchased Asset against, and take such action as is necessary to remove, any such Lien, and (c) defend the right, title and interest of Buyer in and to all Purchased Assets against the claims and demands of all Persons whomsoever (other than holders of Permitted Liens and holders of claims and demands created by or through Buyer).  Notwithstanding the foregoing, if Seller grants a Lien on any Purchased Asset in violation of this Section 8.04 or any other Repurchase Document, Seller shall be deemed to have simultaneously granted an equal and ratable Lien on such Purchased Asset in favor of Buyer and Affiliated Hedge Counterparties to the extent such Lien has not already been granted to Buyer and Affiliated Hedge Counterparties; provided, that such equal and ratable Lien shall not cure any resulting Event of Default.  Seller shall not materially amend, modify, waive or terminate any provision of any Purchase Agreement.  Seller shall not consent to any material extension, amendment, waiver, termination, rescission, cancellation, release or other modification of the material terms of, or any material collateral, guaranty or indemnity for, or the exercise of any material right or remedy of a holder of, any Purchased Asset that materially and adversely affects the interests of Buyer in any Purchased Asset without the prior written consent of Buyer.  Seller shall mark its computer records and tapes to evidence the interests granted to Buyer hereunder.  Seller shall not take any action to cause any Purchased Asset that is not evidenced by an instrument or chattel paper (as defined in the UCC) to be so evidenced unless the next sentence is complied with.  If a Purchased Asset becomes evidenced by an instrument or chattel paper, the same shall be promptly delivered to Custodian on behalf of Buyer, together with endorsements reasonably required by Buyer.

Section 8.05                      Actions of Seller Relating to Liens.  Seller shall not (a) contract, create, incur, assume or permit to exist any Lien on or with respect to any Purchased Asset, except for Permitted Liens, or (b) except as provided in the preceding clause (a), grant, allow or enter into any agreement or arrangement with any Person that prohibits or restricts or purports to prohibit or restrict the granting of any Lien on any Purchased Asset.

Section 8.06                      Maintenance of Property, Insurance and Records.  Seller shall (a) keep all tangible property useful and necessary in its business in good working order and condition, (b) maintain insurance on all its tangible properties in accordance with customary and prudent practices of companies engaged in the same or a similar business, and (c) furnish to Buyer upon request information and certificates with respect to such insurance.  Seller shall maintain and implement administrative and operating procedures (including the ability to recreate records relating to the Purchased Assets if the original records are destroyed) and shall keep and maintain all documents, books, records and other information (including with respect to the Purchased Assets) that are reasonably necessary or advisable in the conduct of its business.

Section 8.07                      Tax Treatment of Seller and Guarantor.  Seller and Guarantor and each Affiliate of Seller and Guarantor shall timely file or cause to be filed all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by them and shall timely pay all material taxes, assessments, fees and other governmental charges payable by them or imposed with respect to any of their properties or assets, except for any such Taxes, assessments, fees and other governmental charges that either (i) are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP or (ii) collectively, do not exceed an amount equal to $10,000 as of the Closing Date and $25,000 at any time thereafter.

Section 8.08                      Delivery of Income.  Seller shall deposit, or cause to be deposited, all Income in respect of the Purchased Assets into the Securities Account in accordance with Section 5.01 hereof on the day the related payments are due to be made to the holder thereof pursuant to the related Asset Documents.  In connection with each principal payment or prepayment under a Purchased Asset, Seller shall, upon Buyer’s request, provide, or cause to be provided, to Buyer sufficient detail to enable Buyer to identify the Purchased Asset to which such payment applies.  If Seller receives any certificates evidencing ownership or instruments with respect to any Purchased Assets, whether in addition to, in substitution of, as a conversion of, or in exchange for, any such Purchased Assets or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and promptly deliver the same to Buyer or its designee in the exact form received (or if required under the Custodial Agreement to be delivered to Custodian, to Custodian), together with duly executed instruments of transfer, stock powers or assignment in blank and such other documentation as Buyer (or Custodian, if applicable) shall reasonably request.  If any Income is received by Seller, Guarantor or any Affiliate of Seller or Guarantor with respect to any Purchased Asset, Seller shall pay or deliver such Income to Buyer or Custodian on behalf of Buyer or cause such Income to be credited to same in the Securities Account within two (2) Business Days after receipt and, until so paid or delivered, hold such Income in trust for Buyer.

Section 8.09                      Delivery of Financial Statements and Other Information.

  Seller shall deliver the following to Buyer, as soon as available and in any event within the time periods specified:

(a)           within forty-five (45) days after the end of each fiscal quarter and each fiscal year of Guarantor, (i) the unaudited balance sheet of Guarantor as at the end of such period, (ii) the related unaudited statements of income, retained earnings and cash flows for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, and (iii) a Compliance Certificate;

(b)           within ninety (90) days after the end of each fiscal year of Guarantor, (i) the audited balance sheet of Guarantor as at the end of such fiscal year, (ii) the related statements of income, retained earnings and cash flows of Guarantor for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year of Guarantor, (iii) an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said financial statements fairly present in all material respects the financial condition and results of operations of Guarantor as at the end of and for such fiscal year in accordance with GAAP, (iv) a certification from such accountants that, in making the examination necessary therefor, no actual knowledge was obtained as to a breach as of the end of such fiscal year of any financial covenants with respect to Guarantor contained in the Repurchase Documents except as specified therein, (v) projections of Guarantor of the operating budget and cash flow budget of Guarantor for the following fiscal year, and (vi) a Compliance Certificate;

(c)           all reports submitted to Guarantor by its independent certified public accountants in connection with each annual, interim or special audit of the books and records of Guarantor made by such accountants, including any management letter commenting on Guarantor’s internal controls;

(d)           all financial statements and material reports, notices and other documents that Guarantor sends generally to holders of its Equity Interests or makes to or files with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, promptly after the delivery or filing thereof; and

(e)           such other information regarding the financial condition, operations or business of Seller or Guarantor as Buyer may reasonably request.

Notwithstanding the foregoing, the obligations of Seller to deliver financial statements pursuant to Section 8.09(a) or (b) will be satisfied by furnishing either (A) the applicable financial statements of Guarantor, or (B) Guarantor’s Form 10-Q or 10-K, as applicable, filed with the SEC, and such materials may be delivered to Buyer electronically.

Section 8.10                      Delivery of Notices.

  Seller shall promptly notify Buyer and any other Affiliated Hedge Counterparty of the occurrence of any of the following of which Seller has Knowledge, together with a certificate of a Responsible Officer of Seller setting forth details of such occurrence and any action Seller has taken or proposes to take with respect thereto:

(a)           a Representation Breach;

(b)           any of the following:  (i) with respect to any Purchased Asset: material decline in Market Value, material loss, violation of Requirements of Law or any other actual or expected event or change in circumstances that could reasonably be expected to result in a default or material decline in value or cash flow with respect to such Purchased Asset, and (ii) with respect to Seller or Guarantor: violation of Requirements of Law, material decline in the value of Seller’s or Guarantor’s assets or properties, an Internal Control Event or other event or circumstance that could reasonably be expected to have a Material Adverse Effect;

(c)           the existence of any Default, Event of Default or material default under or related to a Purchased Asset, or Asset Document or under any  Indebtedness, Guarantee Obligation or Contractual Obligation of Seller;

(d)           the establishment of a rating by any Rating Agency applicable to Seller or Guarantor, and any downgrade in or withdrawal of such rating once established;

(e)           the commencement of, settlement of or material judgment in any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceedings before any Governmental Authority that (i) could reasonably be expected to have a material adverse effect on the property, assets, business, operations or financial condition of Seller or Guarantor or a Purchased Asset, (ii) questions or challenges the validity or enforceability of any Repurchase Document, Transaction or Purchased Asset or (iii) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or

(f)           any change in Guarantor’s status as a REIT.

Section 8.11                      Hedging.  With respect to each Purchased Asset that is a Hedge Required Asset, Seller shall enter into one or more Interest Rate Protection Agreements at the direction of and in a form acceptable to Buyer with either (a) an Affiliated Hedge Counterparty or (b) any other Hedge Counterparty, in the case of this clause (b), under an Interest Rate Protection Agreement whose terms require Seller to collateralize all its payment obligations (contingent or otherwise) thereunder, with cash and/or such other collateral acceptable to the related Hedge Counterparty pursuant to an ISDA Credit Support Annex in a form acceptable to Buyer.  Seller shall take such actions as Buyer deems necessary to perfect the security interest granted in each Interest Rate Protection Agreement pursuant to Section 11.01, and shall assign to Buyer, which assignment shall be consented to in writing by each Hedge Counterparty, all of Seller’s rights in, to and under each Interest Rate Protection Agreement.

Section 8.12                      Guarantee Agreement.  If at any time (a) the obligations of Guarantor under the Guarantee Agreement shall cease to be in effect, (b) any Insolvency Event has occurred with respect to Guarantor, or (c) any violation of any provision set forth in the Guarantee Agreement (any of the foregoing events, a “Guarantee Default”), then, within sixty (60) days after the occurrence of any such Guarantee Default, cause a replacement guarantor acceptable to Buyer to assume in writing all obligations of Guarantor under the Guarantee Agreement or become a Guarantor, as Buyer deems necessary to correct such Guarantee Default.

Section 8.13                      Management Internalization.  Seller shall not permit Guarantor to internalize its management without Buyer’s prior written approval (which approval shall not be unreasonably withheld, delayed or conditioned).

Section 8.14                      REIT Status.  Guarantor (i) shall at all times continue to be (A) qualified as a REIT and (B) entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each taxable year for which it claims a deduction in its Form 1120-REIT filed with the IRS, and (ii) shall not enter into any “prohibited transactions” as defined in Sections 857(b)(6)(B)(iii) of the Code.  Seller shall at all times continue to be a “qualified REIT subsidiary” of Guarantor, within the meaning of Section 856(i)(2) of the Code.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, on and as of the date of this Agreement, each Purchase Date, and at all times when any Repurchase Document or Transaction is in full force and effect, as follows:

Section 9.01                      Investment Intent and Nature of Buyer.  Buyer is acquiring each Purchased Asset for its own account for investment only, and not with a view to any resale or public distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws (it being acknowledged and agreed that Buyer has the right to transfer any or all of the Purchased Assets subject to applicable securities laws and any restrictions under this Agreement).  Buyer is:  (i) a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act; and (ii) a “qualified purchaser” within the meaning of the Investment Company Act of 1940, as amended.

Section 9.02                      Not a Plan.  Buyer is not (a) a retirement plan, an employee benefit plan or other plan or arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or arrangements are invested, including an insurance company general account, that is subject to Title I (including the fiduciary responsibility provisions) of ERISA or Section 4975 of the Code, or any federal, state, foreign or local law that is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a “Plan”), or any entity that is deemed to hold Plan assets of the foregoing by reason of such Plan’s investment in such entity, (b) a “benefit plan investor” (as defined in U.S. Department of Labor regulation, 29 C.F.R. Section 2510.3-101(f)), or (c) a person who is directly or indirectly purchasing any Purchased Asset on behalf of, as named fiduciary of, as trustee of, or with the assets of, a Plan or a “benefit plan investor.”

ARTICLE 10

EVENTS OF DEFAULT AND REMEDIES

Section 10.01                     Events of Default.  Each of the following events shall be an “Event of Default”:

(a)           Seller fails to make a payment of (i) Margin Deficit or Repurchase Price (other than Price Differential) when due, whether by acceleration or otherwise, (ii) Price Differential within two (2) Business Days of when the same shall become due and payable, or (iii) any other amount when due, in each case under the Repurchase Documents within three (3) Business Days of when the same shall become due and payable (except that any such failure shall not be an Event of Default if sufficient funds are on deposit in the Securities Account and the Securities Account Bank has not remitted such funds to Buyer on a timely basis);

(b)           Seller fails to observe or perform in any material respect any other Repurchase Obligation of Seller under the Repurchase Documents (other than a Representation Breach), and (except in the case of a failure to perform or observe the Repurchase Obligations of Seller under Section 8.04 and 18.08(a)) such failure continues unremedied for ten (10) days after the earlier of receipt of notice thereof from Buyer or the discovery of such failure by Seller;

(c)           any Representation Breach exists and continues unremedied for ten (10) days after the earlier of receipt of written notice thereof from Buyer or the discovery of such failure by Seller;

(d)           Seller or Guarantor defaults beyond any applicable grace period in paying any amount or performing any obligation under any Indebtedness, Guarantee Obligation or Contractual Obligation with an outstanding amount of at least $10,000,000 with respect to Seller, or $10,000,000 with respect to Guarantor (and such default is not cured or waived), and the effect of such default is to permit the acceleration thereof (regardless of whether such acceleration occurs);

(e)           Seller, Guarantor or any Affiliate of Seller or Guarantor defaults beyond any applicable grace period in paying any amount or performing any Indebtedness with an outstanding amount of at least $1,000,000 due to Buyer or any Affiliate of Buyer under any other financing, hedging, security or other agreement (other than under this Agreement or any other Repurchase Document) between Seller, Guarantor or any Affiliate of Seller or Guarantor and Buyer or any Affiliate of Buyer;

(f)           an Insolvency Event occurs with respect to Seller or Guarantor; provided, however, that such Insolvency Event, if an involuntary Insolvency Event with respect to Guarantor, shall be an Event of Default only if Section 8.12 is not complied with within forty-five (45) days;

(g)           a Change of Control occurs with respect to Seller, Manager or Guarantor;

(h)           a final judgment or judgments for the payment of money in excess of $10,000,000 with respect to Seller, or $10,000,000 with respect to Guarantor in the aggregate that is not insured against is entered against Seller or Guarantor by one or more Governmental Authorities and the same is not satisfied, discharged (or provision has not been made for such discharge) or bonded, or a stay of execution thereof has not been procured, within forty-five (45) days from the date of entry thereof;

(i)           a Governmental Authority takes any action to (i) condemn, seize or appropriate, or assume custody or control of, all or any substantial part of the property of Seller, (ii) displace the management of Seller or curtail its authority in the conduct of the business of Seller, (iii) terminate the activities of Seller as contemplated by the Repurchase Documents, or (iv) remove, limit or restrict the approval of Seller of the foregoing as an issuer, buyer or a seller of securities, and in each case such action is not discontinued or stayed within forty-five (45) days;

(j)           Seller, Guarantor or any Affiliate of Seller or Guarantor admits in writing that it is not Solvent or is not able or not willing to perform any of its Repurchase Obligations, or any of its material Contractual Obligations, Guarantee Obligations, Capital Lease Obligations or Off-Balance Sheet Obligations;

(k)           any material provision of the Repurchase Documents, any right or remedy of Buyer or obligation, covenant, agreement or duty of Seller thereunder, or any Lien, security interest or control granted under or in connection with the Repurchase Documents or Purchased Assets terminates (other than in accordance with any Repurchase Documents or with consent of Buyer), is declared null and void by a judgment of a court of competent authority, ceases to be valid and effective, ceases to be the legal, valid, binding and enforceable obligation of Seller or Guarantor, or the validity, effectiveness, binding nature or enforceability thereof is contested, challenged, denied or repudiated by Seller or any other Person, in each case directly, indirectly, in whole or in part;

(l)           Buyer ceases for any reason to have a valid and perfected first priority security interest in any Purchased Asset;

(m)           Seller engages in any conduct or action where Buyer’s prior consent is required by any Repurchase Document and Seller fails to obtain such consent;

(n)           Seller or any other Person fails to deposit to the Securities Account all Income and other amounts as required by Section 5.01 and other provisions of this Agreement within one (1) Business Day of when due;

(o)           any termination event (other than any Mandatory Reduction Event, as defined in the related Interest Rate Protection Agreement) or event of default (however defined) shall have occurred with respect to Seller under any Interest Rate Protection Agreement with an Affiliated Hedge Counterparty;

(p)           Guarantor breaches any of the obligations, terms or conditions set forth in the Guarantee Agreement and, solely with respect to non-monetary breaches such breach remains uncured for at least ten (10) Business Days;

(q)           any condition or circumstance exists which causes, constitutes or is reasonably likely to cause or constitute a Material Adverse Effect and/or a Market Disruption Event, as determined by Buyer; or

(r)           Guarantor (i) fails to continue to be (A) qualified as a REIT or (B) entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each taxable year for which it claims a deduction in its Form 1120-REIT filed with the IRS, or (ii) enters into a “prohibited transaction” as defined in Section 857(b)(6)(B)(iii) of the Code.

Section 10.02                     Remedies of Buyer as Owner of the Purchased Assets.  If an Event of Default has occurred and is continuing, at the option of Buyer, exercised by written notice to Seller (which option shall be deemed to be exercised, even if no written notice is given, automatically and immediately upon the occurrence of an Event of Default under Section 10.01(f)), the Repurchase Date for all Purchased Assets shall be deemed automatically and immediately to occur (the date on which such option is exercised or deemed to be exercised, the “Accelerated Repurchase Date”).  If Buyer exercises or is deemed to have exercised the foregoing option:

(a)           All Repurchase Obligations shall become immediately due and payable on and as of the Accelerated Repurchase Date.

(b)           All amounts in the Securities Account and all Income paid after the Accelerated Repurchase Date shall be retained by Buyer, for the account of Buyer and Affiliated Hedge Counterparties, and applied in accordance with Article 5.

(c)           Buyer, on behalf of Buyer and all Affiliated Hedge Counterparties, may complete any assignments, allonges, endorsements, powers or other documents or instruments executed in blank and otherwise obtain physical possession of all Asset Documents and all other instruments, certificates and documents then held by Custodian under the Custodial Agreement.  Buyer may obtain physical possession of all servicing files and other files and records of Seller relating to the Purchased Assets.  Seller shall deliver to Buyer such assignments and other documents with respect thereto as Buyer shall request.

(d)           Buyer may immediately, at any time, and from time to time, exercise either of the following remedies with respect to any or all of the Purchased Assets:  (i)  sell such Purchased Assets on a servicing-released basis in a recognized market and by means of a public or private sale at such price or prices as Buyer accepts, and apply the net proceeds thereof in accordance with Article 5, or (ii) retain such Purchased Assets and give Seller credit against the Repurchase Price for such Purchased Assets (or if the amount of such credit exceeds the Repurchase Price for such Purchased Assets, to other Repurchase Obligations due and any other amounts then owing to Buyer by any other Person pursuant to any Repurchase Document, in such order and in such amounts as determined by Buyer), in an amount equal to the Current Mark-to-Market Value of such Purchased Assets.  Until such time as Buyer exercises either such remedy with respect to a Purchased Asset, Buyer may hold such Purchased Asset for its own account and retain all Income with respect thereto.

(e)           The Parties agree that the Purchased Assets are of such a nature that they may decline rapidly in value, and may not have a ready or liquid market.  Accordingly, Buyer shall not be required to sell more than one Purchased Asset on a particular Business Day, to the same purchaser or in the same manner.  Buyer may determine whether, when and in what manner a Purchased Asset shall be sold, it being agreed that both a good faith public and a good faith private sale shall be deemed to be commercially reasonable.  Except as expressly required herein, in any other Repurchase Document or by any Requirements of Law, Buyer shall not be required to give notice to Seller or any other Person prior to exercising any remedy in respect of an Event of Default.  If no prior notice is given, Buyer shall give notice to Seller of the remedies exercised by Buyer promptly thereafter.

(f)           Seller shall be liable to Buyer and Affiliated Hedge Counterparties for (i) any amount by which the Repurchase Obligations due to Buyer exceed the aggregate of the net proceeds and credits referred to in the preceding clause (d), (ii) the amount of all actual out-of-pocket expenses, including reasonable legal fees and expenses, actually incurred by Buyer or any Affiliated Hedge Counterparty in connection with or as a consequence of an Event of Default, (iii) any costs and losses payable under Section 12.03, and (iv) any other actual loss, damage, cost or expense resulting from the occurrence of an Event of Default.

(g)           Buyer shall be entitled to an injunction, an order of specific performance or other equitable relief to compel Seller to fulfill any of its obligations as set forth in the Repurchase Documents, including this Article 10, if Seller fails or refuses to perform its obligations as set forth herein or therein.

(h)           Seller hereby appoints Buyer, on behalf of Buyer and Affiliated Hedge Counterparties as attorney-in-fact of Seller for purposes of carrying out the Repurchase Documents, including executing, endorsing and recording any instruments or documents and taking any other actions that Buyer deems necessary or advisable to accomplish such purposes, which appointment is coupled with an interest and is irrevocable.

(i)           Buyer may, without prior notice to Seller, exercise any or all of its set-off rights including those set forth in Section 18.17; provided, that Buyer shall promptly notify Seller after any such set–off (but the failure to give such notice shall not affect the validity of such set–off).  If an amount or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant Party accounting to the other Party when the amount or obligation is ascertained.  Nothing in this Section 10.02(i) shall be effective to create a charge or other security interest.  This Section 10.02(i) shall be without prejudice and in addition to any right of set-off, combination of accounts, Lien or other rights to which any Party is at any time otherwise entitled.

(j)           All rights and remedies of Buyer and Affiliated Hedge Counterparties under the Repurchase Documents, including those set forth in Section 18.17, are cumulative and not exclusive of any other rights or remedies that Buyer or Affiliated Hedge Counterparties may have and may be exercised at any time when an Event of Default shall have occurred and is continuing.  Such rights and remedies may be enforced without prior judicial process or hearing.  Seller agrees that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s-length.  Seller hereby expressly waives any defenses Seller might have to require Buyer or any Affiliated Hedge Counterparty to enforce its rights by judicial process or otherwise arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or any other election of remedies.

ARTICLE 11

SECURITY INTEREST

Section 11.01                     Grant.  Buyer and Seller intend that all Transactions shall be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets.  However, to preserve and protect Buyer’s and any Affiliated Hedge Counterparty’s rights with respect to the Purchased Assets and under the Repurchase Documents in the event that any Governmental Authority recharacterizes the Transactions as other than sales, and as security for Seller’s performance of the Repurchase Obligations, Seller hereby grants to Buyer and each Affiliated Hedge Counterparty on a pari passu basis a Lien on and security interest in all of the right, title and interest of Seller in, to and under (i) the Purchased Assets (which for this purpose shall be deemed to include the items described in clause (B) of the proviso in the definition thereof), and (ii) each Interest Rate Protection Agreement with each Affiliated Hedge Counterparty relating to each Purchased Asset, and the transfers of the Purchased Assets to Buyer and Affiliated Hedge Counterparties shall be deemed to constitute and confirm such grant, to secure the payment and performance of the Repurchase Obligations (including the obligation of Seller to pay the Repurchase Price, or if the Transactions are recharacterized as loans, to repay such loans for the Repurchase Price).

Section 11.02                     Effect of Grant.  (a)           If any circumstance described in Section 11.01 occurs, (a) this Agreement shall also be deemed to be a security agreement as defined in the UCC, (b) Buyer and each Affiliated Hedge Counterparty shall have all of the rights and remedies provided to a secured party by Requirements of Law (including the rights and remedies of a secured party under the UCC and the right to set off any mutual debt and claim) and under any other agreement between Buyer and Seller or between any other Affiliated Hedge Counterparty and Seller, (c) without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of the Repurchase Obligations, without prejudice to Buyer’s right to recover any deficiency, (d) the possession by Buyer or any of its agents, including Custodian, of the Asset Documents, the Purchased Assets and such other items of property as constitute instruments, money, negotiable documents, securities or chattel paper shall be deemed to be possession by the secured party for purposes of perfecting such security interest under the UCC and Requirements of Law, and (e) notifications to Persons (other than Buyer) holding such property, and acknowledgments, receipts or confirmations from Persons (other than Buyer) holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, securities intermediaries, bailees or agents (as applicable) of the secured party for the purpose of perfecting such security interest under the UCC and Requirements of Law.  The security interest of Buyer and Affiliated Hedge Counterparties granted herein shall be, and Seller hereby represents and warrants to Buyer and all other Affiliated Hedge Counterparties that it is, a first-priority perfected security interest.  For the avoidance of doubt, (i) each Purchased Asset and each Interest Rate Protection Agreement relating to a

Purchased Asset secures the Repurchase Obligations of Seller with respect to all other Transactions and all other Purchased Assets, including any Purchased Assets that are junior in priority to the Purchased Asset in question, and (ii) if an Event of Default exists, no Purchased Asset or Interest Rate Protection Agreement relating to a Purchased Asset will be released from Buyer’s and Affiliated Hedge Counterparties’ Lien or transferred to Seller until the Repurchase Obligations are indefeasibly paid in full.  Notwithstanding the foregoing, the Repurchase Obligations shall be full recourse to Seller.

(b)           Buyer and Seller agree that Buyer is expressly designated as the agent for and on behalf of each Affiliated Hedge Counterparty with respect to the security interest granted hereby to secure the obligations owing to each Affiliated Hedge Counterparty under any Interest Rate Protection Agreement, including with respect to the Purchased Assets and the Asset Documents held by Custodian pursuant to the Custodial Agreement.

Section 11.03                     Seller to Remain Liable.  Buyer and Seller agree that the grant of a security interest under this Article 11 shall not constitute or result in the creation or assumption by Buyer or any Affiliated Hedge Counterparty of any Retained Interest or other obligation of Seller or any other Person in connection with any Purchased Asset, or any Interest Rate Protection Agreement whether or not Buyer exercises any right with respect thereto.  Seller shall remain liable under the Purchased Assets, each Interest Rate Protection Agreement and Asset Documents to perform all of Seller’s duties and obligations thereunder to the same extent as if the Repurchase Documents had not been executed.

Section 11.04                     Waiver of Certain Laws.  Seller agrees, to the extent permitted by Requirements of Law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Purchased Assets may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Assets or Interest Rate Protection Agreement relating to a Purchased Asset or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Seller, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Assets or Interest Rate Protection Agreement relating to a Purchased Asset marshaled upon any such sale, and agrees that Buyer and Affiliated Hedge Counterparties or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Purchased Assets and each Interest Rate Protection Agreement relating to a Purchased Asset as an entirety or in such parcels as Buyer or such court may determine.

ARTICLE 12

INCREASED COSTS; CAPITAL ADEQUACY

Section 12.01                     Market Disruption.  If prior to any Pricing Period, Buyer determines that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Pricing Period, Buyer shall give prompt notice thereof to Seller, whereupon the Pricing Rate for such Pricing Period, and for all subsequent Pricing Periods until such notice has been withdrawn by Buyer, shall be the Alternative Rate.

Section 12.02                     Illegality.  If the adoption of or any change in any Requirements of Law or in the interpretation or application thereof after the date hereof shall make it unlawful for Buyer to effect or continue Transactions as contemplated by the Repurchase Documents, (a) any commitment of Buyer hereunder to enter into new Transactions shall be terminated and the Funding Expiration Date shall be deemed to have occurred, and (b) if required by such adoption or change, the Facility Termination Date shall be deemed to have occurred.

Section 12.03                     Breakfunding.  Seller shall indemnify Buyer and hold Buyer harmless from any loss, cost or expense (including reasonable legal fees and expenses) which Buyer may sustain or incur arising from (a) the failure by Seller to terminate any Transaction after Seller has given a notice of termination pursuant to Section 3.04, (b) any payment to Buyer on account of the outstanding Repurchase Price, including a payment made pursuant to Section 3.05 but excluding a payment made pursuant to Section 5.02, on any day other than a Remittance Date (based on the assumption that Buyer funded its commitment with respect to the Transaction in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods that Buyer deems appropriate and practical), (c) any failure by Seller to sell Eligible Assets to Buyer after Seller has notified Buyer of a proposed Transaction and Buyer has agreed to purchase such Eligible Assets in accordance with this Agreement, or (d) any conversion of the Pricing Rate to the Alternative Rate because the LIBO Rate is not available for any reason on a day that is not the last day of the then current Pricing Period.

Section 12.04                     Increased Costs.  If the adoption of or any change in any Requirements of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made after the date of this Agreement (a) shall subject Buyer to any tax of any kind whatsoever with respect to the Repurchase Documents, any Purchased Asset or any Transaction, or change the basis of taxation of payments to Buyer in respect thereof (except the imposition, or any change in the rate of, any Excluded Tax or any Tax as to which an Additional Amount is payable under Section 12.06), (b) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer, or (c) shall impose on Buyer any other condition; and the result of any of the preceding clauses (a), (b) and (c) is to increase the cost to Buyer, by an amount that Buyer deems to be material, of entering into, continuing or maintaining Transactions, or to reduce any amount receivable under the Repurchase Documents in respect thereof, then, in any such case, Seller shall pay to Buyer, within thirty (30) days following the date of the receipt by Seller of a written demand therefore from Buyer, such additional amount or amounts as reasonably necessary to fully compensate Buyer for such increased cost or reduced amount receivable.  Notwithstanding the foregoing, in no event shall Buyer make a demand for payment under this Section 12.04 unless Buyer also makes similar payment demands under all agreements which are substantially similar in all material respects to the terms set forth in this Agreement.

Section 12.05                     Capital Adequacy.  If Buyer determines that the adoption of or any change in any Requirements of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation Controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made after the date of this Agreement has or shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then, in any such case, Seller shall pay to Buyer, within thirty (30) days following the date of the receipt by Seller of a written demand therefore from Buyer,  such additional amount or amounts as reasonably necessary to fully compensate Buyer for such reduction.  Notwithstanding the foregoing, in no event shall Buyer make a demand for payment under this Section 12.05 unless Buyer also makes similar payment demands under all agreements which are substantially similar in all material respects to the terms set forth in this Agreement.

Section 12.06                      Taxes.

(a)           Except as provided in the next sentence, all payments made by Seller to Buyer or any other Indemnified Person under the Repurchase Documents with respect to the Purchased Assets shall be made free and clear of and without deduction or withholding for or on account of any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assed by any taxation authority or other Governmental Authority therewith or thereon (collectively, “Taxes”).  If any Taxes are required to be deducted or withheld from any amounts payable by Seller to Buyer and/or any other Indemnified Person, then Seller shall make such deduction or withholding and the amount payable to such Person will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after deduction or withholding for or on account of any Taxes (including any deductions and withholdings applicable to Additional Amounts payable under this Section 12.06) is not less than the amount that would have been paid absent such deduction or withholding; provided, however, that the foregoing obligation to pay Additional Amounts will not apply with respect to (i) Taxes imposed on or measured by overall net income, net profits or capital (however denominated) and franchise taxes or similar Taxes imposed on or measured by the net income, net profits or capital, in each case, of Buyer and/or any other Indemnified Person, by any taxing jurisdiction in which, pursuant to the laws of such jurisdiction, Buyer or such other Indemnified Person is organized, resides or is engaged in business (as the case may be), unless such Buyer or other Indemnified Person is subject to such Taxes as a result of having executed, delivered or performed its obligations or received payments under, or enforced this Agreement or any other Repurchase Document, (ii) any Taxes imposed by any jurisdiction described in clause (i) that are in the nature of branch profits taxes (within the meaning of Section 884 of the Code), (iii) any withholding Tax that is attributable to such Person’s failure to comply with Section 12.06(d), other than if (A) such failure is due to a change in any Requirement of Law, or in the interpretation or application thereof, occurring after (1) the date that such Person became a Party to this Agreement, (2) with respect to an assignment, participation, acquisition or designation of a new lending office, the effective date of such assignment, participation, acquisition or designation, except, in each case, to the extent and at the rate that such Person’s predecessor was entitled to such amounts (or, in the case of a designation of a new lending office, to the extent that such Person was entitled to such amounts with respect to its prior lending office), or (3) in the case of any other Indemnified Person (who is not described in (1) or (2), above), the date of this Agreement, and (iv) any U.S. federal withholding Tax imposed pursuant to the FATCA (collectively, “Excluded Taxes”).  Any Taxes other than Excluded Taxes are hereinafter referred to as “Non-Excluded Taxes”.  Promptly after Seller pays any Taxes referred to in this Section 12.06, Seller will send Buyer appropriate evidence of such payment.

(b)           In addition, Seller hereby agrees to pay or, at Buyer’s option, timely reimburse it for payment of, any present or future stamp, recording, documentary, excise, filing, intangible, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Repurchase Document, or from the execution, delivery, enforcement or registration of, any performance, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Repurchase Document (collectively, “Other Taxes”).

(c)           Seller agrees to indemnify Buyer and any other Indemnified Person (including their direct or indirect beneficial owners) for the full amount of Non-Excluded Taxes (including Additional Amounts with respect thereto) and Other Taxes, and the full amount of Non-Excluded Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 12.06, and any liability (including penalties, interest and expenses arising thereon or with respect thereto) arising therefrom or with respect thereto, whether or not the Non-Excluded Taxes, Other Taxes or other liabilities for which indemnity is sought pursuant to this Section 12.06(c) have been correctly or legally asserted.  Amounts payable by Seller under the indemnity set forth in this Section 12.06(c) shall be paid within thirty (30) days from the date on which Buyer or any other Indemnified Person makes written demand therefor, which demand shall be conclusive as to the amount of such indemnity absent demonstrable error.

(d)           Seller shall not be obligated to pay any Additional Amounts to Buyer, or any other Indemnified Person, or any other Person who acquires any of the rights and/or obligations of Buyer under this Agreement (whether as a Participant pursuant to Section 18.08(b), an Assignee pursuant to Section 18.08(c), or otherwise) if at the time Buyer or such Person entered into this Agreement, or acquired the rights and/or obligations of Buyer hereunder (or, in the case of any other Indemnified Person, the date of this Agreement), or as a result of the failure of Buyer, or any other Indemnified Person, or such other Person to update a form or document in such manner and at such times as are described below, Seller is required to deduct, withhold or backup withhold any sums because Buyer or such Person failed to deliver to Seller (or, in the case of any other Indemnified Person, such Indemnified Person would not have been legally permitted to deliver, on the date of this Agreement, to Seller), as applicable, (A) two duly executed, properly completed, original copies of either (i) IRS Form W-8BEN or any successor form (relating to Buyer, or such other Indemnified Person, or such other Person and entitling it to a complete exemption from U.S. Federal withholding Tax on all payments to be made to Buyer, or such other Indemnified Person, or such other Person by Seller pursuant to this Agreement or any other Repurchase Document) or IRS Form W-8ECI or any successor form, (ii) IRS Form W-8BEN or any successor form and a United States Tax Compliance Certificate and/or, in each case, any successor form or any required renewal thereof, as the case may be, certifying in each case that Buyer, or such other Indemnified Person, or such other Person is entitled to receive payments hereunder and/or under the other Repurchase Documents without deduction or withholding of any United States federal income taxes, or (iii) if Buyer, or such other Indemnified Person, or such other Person is a “United States person,” within the meaning of Section 7701(a)(30) of the Code, IRS Form W-9 or any successor form or any required renewal thereof certifying that Buyer, or such other Indemnified Person, or such other Person is entitled to an exemption from United States backup withholding tax, (B) to the extent Buyer, such other Indemnified Person, or such other Person is not a “United States person,” within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Person”), and does not act for its own account with respect to any portion of any sums paid or payable to such Non-U.S. Person under any of the Repurchase Documents, (x) the applicable forms or statements required to be provided by such Non-U.S. Person as set forth above, to establish that the portion of sums paid or payable  under the Repurchase Documents to such Non-U.S. Person, and with respect to which such Non-U.S. Person acts for its own account, is not subject to United States withholding tax, and (y) two duly executed, properly completed, original copies of IRS Form W-8IMY or any successor form, together with any information such Non-U.S. Person chooses to transmit with such forms, and any other certificate or statement of exemption required under the Code to establish that such Non-U.S. Person is not acting for its own account with respect to the applicable portion of any such sums payable to such Non-U.S. Person and that the payment of such sums is not subject to United States withholding tax and/or (C) other required form or documentation establishing that a full exemption exists from United States backup withholding tax.  Buyer, any other Indemnified Person, and any other Person described above shall, after the initial delivery by Buyer, or such other Indemnified Person, or such other Person of the forms described above, whenever a change in Buyer’s, or such other Indemnified Person’s, or such other Person’s circumstances renders such forms, certificates or other evidence so delivered reasonably obsolete or inaccurate, or otherwise upon Seller’s reasonable request, promptly (1) deliver to Seller (in such number of copies as shall be requested by the recipient) renewals, amendments or successor forms, properly completed and duly executed by Buyer, or such other Indemnified Person, or such other Person, together with any other certificate or statement of exemption substantially similar in substance to the documentation otherwise required to be provided pursuant to this Section 12.06(d), required in order to confirm or establish that Buyer, or such other Indemnified Person, or such other Person is entitled to an exemption from U.S. federal withholding tax or (2) notify the Seller of its inability to deliver any such forms, certificates or other evidence, as a result of a change in any Requirement of Law following a prior delivery of the applicable forms.

(e)           Without prejudice to the survival or any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 12.06 shall survive the termination of this Agreement.  Nothing contained in this Section 12.06 shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(f)           If Buyer or any other Indemnified Person determines, in its sole discretion, that it has received a refund in respect of any amounts as to which it has been indemnified by Seller under this Section 12.06 or with respect to which Seller has paid Additional Amounts under this Section 12.06, it shall pay over such refund to Seller (but only to the extent of indemnity payments made, or Additional Amounts paid by Seller under this Section 12.06 with respect to Non-Excluded Taxes and Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Buyer or such other

Indemnified Person and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, that Seller, upon the request of Buyer or such other Indemnified Person, agrees to repay the amount paid over to Seller (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Buyer or other Indemnified Person in the event such Buyer or other Indemnified Person is required to repay such refund to the relevant Governmental Authority.

(g)           If Seller determines in good faith that a reasonable basis exists for (1) contesting Taxes with respect to which Seller has paid an Additional Amount under this Section 12.06 or (2) seeking a refund of such Taxes, the relevant Person shall cooperate with Seller in challenging such Taxes at Seller’s expense if reasonably requested by Seller and if, in such Person's reasonable judgment, such cooperation would not be legally inadvisable or commercially disadvantageous.  This Section 12.06(g) shall not be construed to require any Person to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

Section 12.07                      Payment and Survival of Obligations.  Buyer or any other Indemnified Person may at any time send Seller a notice showing the calculation of any amounts payable pursuant to this Article 12, and Seller shall pay such amounts to Buyer or such other Indemnified Person within thirty (30) days after Seller receives such notice.  The obligations of Seller under this Article 12 shall apply to Eligible Assignees and Participants (to the extent provided in Section 18.08(b)) and survive the termination of the Repurchase Documents.

ARTICLE 13

INDEMNITY AND EXPENSES

Section 13.01                      Indemnity.

(a)           Seller shall release, defend, indemnify and hold harmless Buyer, Affiliates of Buyer and its and their respective officers, directors, shareholders, partners, members, owners, employees, agents, attorneys, Affiliates and advisors (each an “Indemnified Person” and collectively the “Indemnified Persons”), on a net after-tax basis, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, taxes (other than Excluded Taxes (except in the case of any Taxes imposed in connection with Buyer holding the Purchased Assets) and other than those actually paid for by Seller under Article 12 above or excluded under clause (viii) below), fees, costs, expenses (including reasonable legal fees and expenses), penalties or fines of any kind that may be imposed on, incurred by or asserted against such Indemnified Person (collectively, the “Indemnified Amounts”) in any way relating to, arising out of or resulting from or in connection with (i) the Repurchase Documents, the Asset Documents, the Purchased Assets, the Transactions, any related property, or any action taken or omitted to be taken by any Indemnified Person in connection with or under any of the foregoing, or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of any Repurchase Document, any Transaction, any Purchased Asset, (ii) any violation or alleged violation by Seller or Guarantor of, non–compliance by Seller or Guarantor with or liability of Seller or Guarantor under any Requirements of Law,

(iii) ownership of, Liens on, security interests in or the exercise of rights or remedies under any of the items referred to in the preceding clause (i), (iv) any failure by Seller to perform or comply with any Repurchase Document or Purchased Asset, (v) any claim against Seller or Guarantor by brokers, finders or similar Persons claiming to be entitled to a commission in connection with any lease or other transaction involving any Repurchase Document, Purchased Asset, (vi) the execution, delivery, filing or recording of any Repurchase Document, Asset Document or any memorandum of any of the foregoing, (vii) any Lien or claim arising on or against any Purchased Asset under any Requirements of Law or any liability asserted against Buyer or any Indemnified Person with respect thereto, (viii) Seller’s failure to pay when due any Taxes for which Seller is liable, including, without limitation, Taxes payable in connection with any Purchased Asset; provided that, Seller shall not pay any of the foregoing taxes that are imposed solely upon the execution of an Assignment and Acceptance pursuant to Section 18.08(c), grant of a participation pursuant to Section 18.08(b), or the designation of a new applicable lending office or other office for receiving payments under any Repurchase Document, except to the extent that any such action is requested or required by Seller, or (ix) Seller’s conduct, activities, actions and/or inactions in connection with, relating to or arising out of any of the foregoing clauses of this Section 13.01, that, in each case, results from anything whatsoever other than any Indemnified Person’s gross negligence, fraud or willful misconduct, as determined by a court of competent jurisdiction pursuant to a final, non–appealable judgment.  In any suit, proceeding or action brought by an Indemnified Person in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller shall defend, indemnify and hold such Indemnified Person harmless from and against all actual reasonable expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the account debtor arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor from Seller.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.01 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Seller, an Indemnified Person or any other Person or any Indemnified Person is otherwise a party thereto and whether or not any Transaction is entered into.

(b)           If for any reason the indemnification provided in this Section 13.01 is unavailable to the Indemnified Person or is insufficient to hold an Indemnified Person harmless, even though such Indemnified Person is entitled to indemnification under the express terms thereof, then Seller shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by such Indemnified Person on the one hand and Seller on the other hand, the relative fault of such Indemnified Person, and any other relevant equitable considerations.

(c)           An Indemnified Person may at any time send Seller a notice showing the calculation of Indemnified Amounts, and Seller shall pay such Indemnified Amounts to such Indemnified Person within ten (10) Business Days after Seller receives such notice.  The obligations of Seller under this Section 13.01 shall apply to Eligible Assignees and Participants and survive the termination of this Agreement.

Section 13.02                      Expenses.  Seller shall promptly on demand pay to or as directed by Buyer all third-party out-of-pocket costs and expenses (including legal, accounting and advisory fees and expenses) incurred by Buyer in connection with (a) the development, evaluation, preparation, negotiation, execution, consummation, delivery and administration of, and any amendment, supplement or modification to, or extension, renewal or waiver of, the Repurchase Documents and the Transactions, (b) any Asset or Purchased Asset, including due diligence, inspection, testing, review, recording, registration, travel custody, care, insurance or preservation, (c) the enforcement of the Repurchase Documents or the payment or performance by Seller of any Repurchase Obligations, and (d) any actual or attempted sale, exchange, enforcement, collection, compromise or settlement relating to the Purchased Assets.

ARTICLE 14

INTENT

Section 14.01                      Safe Harbor Treatment.  Without limiting any other protections under the Bankruptcy Code, as in effect from time to time, the Parties intend and acknowledge, based upon the Bankruptcy Code and case law in effect on the date hereof, as follows: (a) for each Transaction to qualify for the safe harbor treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “securities contract” as defined in Section 741(7) of the Bankruptcy Code (a “Securities Contract”) and that payments by Seller to Buyer under this Agreement constituting payments of Repurchase Price or payments to cure Margin Deficit are deemed “margin payments” or “settlement payments,” as defined in Section 741 of the Bankruptcy Code, (b) for the grant of a security interest set forth in Article 11 to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code, (c) Buyer is a “master netting agreement participant” (as defined in Section 101(38B) of the Bankruptcy Code), (d) that Buyer is a “financial institution” (as defined in Section 101(22) of the Bankruptcy Code) and/or a “financial participant” (as defined in Section 101(22A) of the Bankruptcy Code) and/or other entity listed in Section 555 or Section 362(b)(6) of the Bankruptcy Code) that shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a Securities Contract, including (x) the rights, set forth in Article 10 and in one or more of Sections 555 and 561 of the Bankruptcy Code, to liquidate the Purchased Assets and terminate this Agreement, and (y) the right to offset or net out as set forth in Article 10 and Section 18.17 and in Section 362(b)(6) of the Bankruptcy Code, (e) this Agreement includes a security agreement or arrangement or other credit enhancement related to this Agreement and the Transactions hereunder, and the Guarantee Agreement constitutes a security agreement or arrangement or other credit enhancement related to this Agreement and the Transactions hereunder; (f) all transfers of cash, securities or other property under or in connection with this Agreement or any Transaction with respect to any Purchased Asset are “margin payments”, “settlement payments” or other “transfers” made “by or to (or for the benefit of)” a “master netting agreement participant”, a “financial institution” or a “financial participant” (each as defined in the Bankruptcy Code) and all obligations under this Agreement, the Guarantee

Agreement, each Confirmation or any Transaction constitute obligations in respect of termination values, payment amounts or other transfer obligations within the meaning of, as applicable, Sections 362, 546, 555 and 561 of the Bankruptcy Code; and (g) upon the occurrence with respect to Seller of a condition of the kind specified in Section 365(e)(1) of the Bankruptcy Code, Buyer shall (other than to the extent such things occur automatically under this Agreement, any Confirmation or any Transaction) have the right to cause the liquidation, termination or acceleration of this Agreement, any Transaction and the Guarantee Agreement, and any documents and other agreements arising under or in connection with this Agreement or any Transaction and to offset or net out termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement, each Confirmation or any Transaction and exercise its other rights and remedies set forth herein and therein, each of which is intended to be and is within the exemptions and protections afforded by, among other things, one or more of Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d), 547, 555 and 561 of the Bankruptcy Code.  The Parties further intend and acknowledge that any assignee of Buyer that is a “financial institution”, “financial participant” or other person or entity eligible for the exemptions and protections afforded by the provisions of the Bankruptcy Code referred to in the preceding sentence shall be entitled to such exemptions and protections.

Section 14.02                      Liquidated Rights.  The Parties intend and acknowledge, based upon the Bankruptcy Code and case law in effect on the date hereof, that Buyer’s right to liquidate, terminate or accelerate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Articles 10 and 11 and as otherwise provided in the Repurchase Documents is a contractual right to liquidate, terminate or accelerate such Transactions as described in Section 555 and 561 of the Bankruptcy Code with respect to Transactions constituting a “securities contract”.

Section 14.03                      Qualified Financial Contract.  The Parties acknowledge and agree that if a Party is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

Section 14.04                      Netting Contract.  The Parties acknowledge and agree that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

Section 14.05                      Master Netting Agreement.  The Parties expressly represent, warrant, acknowledge and agree that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code with respect to Transactions constituting a “securities contract”.

ARTICLE 15

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The Parties acknowledge that they have been advised and understand that:

(a)           in the case of Transactions in which one of the Parties is a broker or dealer registered with the Securities and Exchange Commission under Section 15 of the Securities Exchange Act of 1934, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 do not protect the other Party with respect to any Transaction;

(b)           in the case of Transactions in which one of the Parties is a government securities broker or a government securities dealer registered with the Securities and Exchange Commission under Section 15C of the Securities Exchange Act of 1934, the Securities Investor Protection Act of 1970 will not provide protection to the other Party with respect to any Transaction;

(c)           in the case of Transactions in which one of the Parties is a financial institution, funds held by the financial institution pursuant to a Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable; and

(d)           in the case of Transactions in which one of the Parties is an “insured depository institution” as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, funds held by the financial institution pursuant to a Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

ARTICLE 16

NO RELIANCE

Each Party acknowledges, represents and warrants to the other Party that, in connection with the negotiation of, entering into, and performance under, the Repurchase Documents and each Transaction:

(a)           It is not relying (for purposes of making any investment decision or otherwise) on any advice, counsel or representations (whether written or oral) of the other Party, other than the representations expressly set forth in the Repurchase Documents;

(b)           It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based on its own judgment and on any advice from such advisors as it has deemed necessary and not on any view expressed by the other Party;

(c)           It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Repurchase Documents and each Transaction and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d)           It is entering into the Repurchase Documents and each Transaction for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation;

(e)           It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other Party and has not given the other Party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Repurchase Documents or any Transaction; and

(f)           No partnership or joint venture exists or will exist as a result of the Transactions or entering into and performing the Repurchase Documents.

ARTICLE 17

[Reserved]

ARTICLE 18

MISCELLANEOUS

Section 18.01                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles thereof other than Section 5-1401 of the New York General Obligations law.

Section 18.02                      Submission to Jurisdiction; Service of Process.  Each Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Repurchase Documents, or for recognition or enforcement of any judgment, and each Party irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or the other Repurchase Documents shall affect any right that Buyer may otherwise have to bring any action or proceeding arising out of or relating to the Repurchase Documents against Seller or its properties in the courts of any jurisdiction.  Each Party irrevocably and unconditionally waives, to the fullest extent permitted by Requirements of Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to the Repurchase Documents in any court referred to above, and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each Party irrevocably consents to service of process in the manner provided for notices in Section 18.12.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 18.03                      IMPORTANT WAIVERS.

(a)           SELLER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO ASSERT A COUNTERCLAIM, OTHER THAN A COMPULSORY COUNTERCLAIM, IN ANY ACTION OR PROCEEDING BROUGHT AGAINST IT BY BUYER OR ANY INDEMNIFIED PERSON.

(b)           TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE BETWEEN THEM, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH OR RELATED TO THE REPURCHASE DOCUMENTS, THE PURCHASED ASSETS, THE TRANSACTIONS, ANY DEALINGS OR COURSE OF CONDUCT BETWEEN THEM RELATED TO THE FOREGOING, OR ANY STATEMENTS (WRITTEN OR ORAL) OR OTHER ACTIONS OF EITHER PARTY RELATED TO THE FOREGOING.  NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

(c)           TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, SELLER HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING ANY INDEMNIFIED PERSON, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION.  NO INDEMNIFIED PERSON SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH ANY REPURCHASE DOCUMENT OR THE TRANSACTIONS.

(d)           SELLER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BUYER OR AN INDEMNIFIED PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BUYER OR AN INDEMNIFIED PERSON WOULD NOT SEEK TO ENFORCE ANY OF THE WAIVERS IN THIS SECTION 18.03 IN THE EVENT OF LITIGATION OR OTHER CIRCUMSTANCES.  THE SCOPE OF SUCH WAIVERS IS INTENDED TO BE ALL–ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE REPURCHASE DOCUMENTS, REGARDLESS OF THEIR LEGAL THEORY.

(e)           EACH PARTY ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 18.03 ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PARTY HAS ALREADY RELIED ON SUCH WAIVERS IN ENTERING INTO THE REPURCHASE DOCUMENTS, AND THAT SUCH PARTY WILL CONTINUE TO RELY ON SUCH WAIVERS IN THEIR RELATED FUTURE DEALINGS.  EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED SUCH WAIVERS WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(f)           THE WAIVERS IN THIS SECTION 18.03 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND SHALL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY OF THE REPURCHASE DOCUMENTS.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(g)           THE PROVISIONS OF THIS SECTION 18.03 SHALL SURVIVE TERMINATION OF THE REPURCHASE DOCUMENTS AND THE PAYMENT IN FULL OF THE OBLIGATIONS.

Section 18.04                      Integration.  The Repurchase Documents supersede and integrate all previous negotiations, contracts, agreements and understandings (whether written or oral) between the Parties relating to a sale and repurchase of Purchased Assets and the other matters addressed by the Repurchase Documents, and contain the entire final agreement of the Parties relating to the subject matter thereof.

Section 18.05                      Single Agreement.  Seller agrees that (a) each Transaction is in consideration of and in reliance on the fact that all Transactions constitute a single business and contractual relationship, and that each Transaction has been entered into in consideration of the other Transactions, (b) a default by it in the payment or performance of any its obligations under a Transaction shall constitute a default by it with respect to all Transactions, (c) Buyer may set off claims and apply properties and assets held by or on behalf of Buyer and/or Affiliated Hedge Counterparty with respect to any Transaction against the Repurchase Obligations owing to Buyer with respect to other Transactions, and (d) payments, deliveries and other transfers made by or on behalf of Seller with respect to any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers with respect to all Transactions, and the obligations of Seller to make any such payments, deliveries and other transfers may be applied against each other and netted.

Section 18.06                      Use of Employee Plan Assets.  No assets of an employee benefit plan subject to any provision of ERISA shall be used by either Party in a Transaction.

Section 18.07                      Survival and Benefit of Seller’s Agreements.  The Repurchase Documents and all Transactions shall be binding on and shall inure to the benefit of the Parties and their successors and permitted assigns.  All of Seller’s representations, warranties, agreements and indemnities in the Repurchase Documents shall survive the termination of the Repurchase Documents and the payment in full of the Repurchase Obligations, and shall apply to and benefit Eligible Assignees and Participants.  No other Person shall be entitled to any benefit, right, power, remedy or claim under the Repurchase Documents.

Section 18.08                      Assignments and Participations.

(a)           Seller shall not sell, assign or transfer any of its rights or the Repurchase Obligations or delegate its duties under this Agreement or any other Repurchase Document without the prior written consent of Buyer, and any attempt by Seller to do so without such consent shall be null and void.

(b)           Buyer may at any time, without the consent of or notice to Seller, sell participations to any Person (other than a natural person or Seller, Guarantor or any Affiliate of Seller or Guarantor) (a “Participant”) in all or any portion of Buyer’s rights and/or obligations under the Repurchase Documents; provided, that (i) Buyer’s obligations under the Repurchase Documents shall remain unchanged, (ii) Buyer shall remain solely responsible to Seller for the performance of such obligations, (iii) Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under the Repurchase Documents and (iv) the original balance of each such participation interest shall equal at least $5,000,000.  No Participant shall have any right to approve any amendment, waiver or consent with respect to any Repurchase Document, except to the extent that the Repurchase Price or Price Differential of any Purchased Asset in which it has a participation interest would be reduced or the Repurchase Date of any Purchased Asset in which it has a participation interest would be postponed.  Each Participant shall be entitled to the benefits of Article 12 to the same extent as if it had acquired its interest by assignment pursuant to Section 18.08(c), but shall not be entitled to receive any greater payment thereunder than Buyer would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Seller’s prior written consent.  To the extent permitted by Requirements of Law, each Participant shall be entitled to the benefits of Sections 10.02(j) and 18.17 to the same extent as if it had acquired its interest by assignment pursuant to Section 18.08(c).

(c)           Buyer may at any time, without consent of Seller or Guarantor but upon written notice to Seller, sell and assign to any Eligible Assignee all or any portion of all of the rights and obligations of Buyer under the Repurchase Documents so long as the original balance of each such assigned interest is equal to at least $5,000,000.  Each such assignment shall be made pursuant to an Assignment and Acceptance substantially in the form of Exhibit D (an “Assignment and Acceptance”).  From and after the effective date of such Assignment and Acceptance, (i) such Eligible Assignee shall be a Party and, to the extent provided therein, have the rights and obligations of Buyer under the Repurchase Documents with respect to the percentage and amount of the Repurchase Price allocated to it, (ii) Buyer shall, to the extent provided therein, be released from such obligations (and, in the case of an Assignment and Acceptance covering all or the remaining portion of Buyer’s rights and obligations under the Repurchase Documents, Buyer shall cease to be a Party), (iii) the obligations of Buyer shall be deemed to be so reduced, and (iv) Buyer will give prompt written notice thereof (including identification of the Eligible Assignee and the amount of Repurchase Price allocated to it) to each Party (but Buyer shall not have any liability for any failure to timely provide such notice).  Any sale or assignment by Buyer of rights or obligations under the Repurchase Documents that does not comply with this Section 18.08(c) shall be treated for purposes of the Repurchase Documents as a sale by Buyer of a participation in such rights and obligations in accordance with Section 18.08(b).

(d)           Seller shall reasonably cooperate with Buyer in connection with any such sale and assignment of participations or assignments and shall enter into such reasonable restatements of, and amendments, supplements and other modifications to, the Repurchase Documents to give effect to any such sale or assignment; provided, that (i) none of the foregoing shall change any economic or other material term of the Repurchase Documents in a manner adverse to Seller without the written consent of Seller and (ii) Buyer shall reimburse Seller for all reasonable and necessary out-of-pocket costs and expenses actually incurred by Seller in connection therewith.

(e)           Buyer shall have the right to partially or completely syndicate any or all of its rights under this Agreement and the other Repurchase Documents to any Eligible Assignee so long as the original balance of each such syndicated interest is equal to at least $5,000,000.

Section 18.09                      Ownership and Hypothecation of Purchased Assets.  Title to all Purchased Assets shall pass to and vest in Buyer on the applicable Purchase Dates and, subject to the terms of the Repurchase Documents, Buyer or its designee shall have free and unrestricted use of all Purchased Assets and be entitled to exercise all rights, privileges and options relating to the Purchased Assets as the owner thereof, including rights of subscription, conversion, exchange, substitution, voting, consent and approval, and to direct any servicer or trustee.  Buyer or its designee may engage in repurchase transactions with the Purchased Assets or otherwise sell, pledge, repledge, transfer, hypothecate, or rehypothecate the Purchased Assets, all on terms that Buyer may determine; provided, that the long-term senior unsecured debt obligations of Buyer’s counterparty in such transactions are rated at least “A” by S&P and “A2” by Moody’s; provided further, that no such transaction shall affect the obligations of Buyer to transfer the Purchased Assets to Seller on the applicable Repurchase Dates free and clear of any pledge, Lien, security interest, encumbrance, charge or other adverse claim or any obligations of Buyer hereunder or any other obligations of Buyer hereunder to credit or pay Income to, or apply Income to the obligation of the Sellers.  In the event Buyer engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

Section 18.10                      Confidentiality.  All information regarding the terms set forth in any of the Repurchase Documents or the Transactions shall be kept confidential and shall not be disclosed by either Party to any Person except (a) to the Affiliates of such Party or its or their respective directors, officers, employees, agents, advisors and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent requested by any regulatory authority or required by Requirements of Law, (c) to the extent required to be included in the financial statements of either Party or an Affiliate thereof, (d) to the extent required to exercise any rights or remedies under the Repurchase Documents or Purchased Assets, (e) to the extent required to consummate and administer a Transaction, (f) to any actual or prospective Participant, Eligible Assignee or Hedge Counterparty which agrees to comply with this Section 18.10 and (g) to the extent such information is in the public domain other than due to a breach of this covenant; provided, that no such disclosure made with respect to any Repurchase Document shall include a copy of such Repurchase Document to the extent that a summary would suffice, but if it is necessary for a copy of any Repurchase Document to be disclosed, all pricing and other economic terms set forth therein shall be redacted before disclosure.

Section 18.11                      No Implied Waivers.  No failure on the part of Buyer or any Affiliated Hedge Counterparty to exercise, or delay in exercising, any right or remedy under the Repurchase Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy thereunder preclude any further exercise thereof or the exercise of any other right.  The rights and remedies in the Repurchase Documents are cumulative and not exclusive of any rights and remedies provided by law.  Application of the Default Rate after an Event of Default shall not be deemed to constitute a waiver of any Event of Default or Buyer’s or Affiliated Hedge Counterparty’s rights and remedies with respect thereto, or a consent to any extension of time for the payment or performance of any obligation with respect to which the Default Rate is applied.  Except as otherwise expressly provided in the Repurchase Documents, no amendment, waiver or other modification of any provision of the Repurchase Documents shall be effective without the signed agreement of Seller and Buyer.  Any waiver or consent under the Repurchase Documents shall be effective only if it is in writing and only in the specific instance and for the specific purpose for which given.

Section 18.12                      Notices and Other Communications.  Unless otherwise provided in this Agreement, all notices, consents, approvals, requests and other communications required or permitted to be given to a Party hereunder shall be in writing and sent prepaid by hand delivery, by certified or registered mail, by expedited commercial or postal delivery service, or by facsimile or email if also sent by one of the foregoing, to the address for such Party specified in Annex II or such other address as such Party shall specify from time to time in a notice to the other Party.  Any of the foregoing communications shall be effective when delivered or upon the first attempted delivery on a Business Day.  A Party receiving a notice that does not comply with the technical requirements of this Section 18.12 may elect to waive any deficiencies and treat the notice as having been properly given.

Section 18.13                      Counterparts; Electronic Transmission.  Any Repurchase Document may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.  The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement, any other Repurchase Document and any notices hereunder may be transmitted between them by email and/or facsimile.  The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties

Section 18.14                      No Personal Liability.  No administrator, incorporator, Affiliate, owner, member, partner, stockholder, officer, director, employee, agent or attorney of Buyer, any Indemnified Person, Seller or Guarantor, as such, shall be subject to any recourse or personal liability under or with respect to any obligation of Buyer, Seller or Guarantor under the Repurchase

Documents, whether by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed that the obligations of Buyer,  Seller or Guarantor under the Repurchase Documents are solely their respective corporate, limited liability company or partnership obligations, as applicable, and that any such recourse or personal liability is hereby expressly waived.  This Section 18.14 shall survive the termination of the Repurchase Documents.

Section 18.15                      Protection of Buyer’s Interests in the Purchased Assets; Further Assurances.

(a)           Seller shall cause the Repurchase Documents and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of Buyer and Affiliated Hedge Counterparties to the Purchased Assets to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect such right, title and interest.  Seller shall deliver to Buyer file–stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing.  Seller shall execute any and all documents reasonably required to fulfill the intent of this Section 18.15.

(b)           Seller will promptly at its expense execute and deliver such instruments and documents and take such other actions as Buyer may reasonably request from time to time in order to perfect, protect, evidence, exercise and enforce Buyer’s and Affiliated Hedge Counterparties’ rights and remedies under and with respect to the Repurchase Documents, the Transactions and the Purchased Assets.

(c)           If Seller fails to perform any of its Repurchase Obligations, Buyer may (but shall not be required to) perform or cause to be performed such Repurchase Obligation, and the reasonable costs and expenses incurred by Buyer in connection therewith shall be payable by Seller.  Without limiting the generality of the foregoing, Seller authorizes Buyer, at the option of Buyer and the reasonable expense of Seller, at any time and from time to time, to take all actions and pay all amounts that Buyer deems necessary or appropriate to protect, enforce, preserve, insure, service, administer, manage, perform, maintain, safeguard, collect or realize on the Purchased Assets and Buyer’s Liens and interests therein or thereon and to give effect to the intent of the Repurchase Documents.  No Default or Event of Default shall be cured by the payment or performance of any Repurchase Obligation by Buyer on behalf of Seller.  Buyer may make any such payment in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax Lien, title or claim except to the extent such payment is being contested in good faith by Seller in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

(d)           Without limiting the generality of the foregoing, Seller will no earlier than six (6) or later than three (3) months before the fifth (5th) anniversary of the date of filing of each UCC financing statement filed in connection with any Repurchase Document or any Transaction, (i)  deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement (provided that Buyer may elect to file such continuation statement), and (ii) if requested by Buyer, deliver or cause to be delivered to Buyer an opinion of counsel, in form and substance reasonably satisfactory to Buyer, confirming and updating the opinion delivered pursuant to Section 6.01(a) with respect to perfection and otherwise to the effect that the security interests hereunder continue to be enforceable and perfected security interests, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

(e)           Except as provided in the Repurchase Documents, the sole duty of Buyer, Custodian or any other designee or agent of Buyer with respect to the Purchased Assets shall be to use reasonable care in the custody, use, operation and preservation of the Purchased Assets in its possession or control.  Buyer shall incur no liability to Seller or any other Person for any act of Governmental Authority, act of God or other destruction in whole or in part or negligence or wrongful act of custodians or agents selected by Buyer with reasonable care, or Buyer’s failure to provide adequate protection or insurance for the Purchased Assets.  Buyer shall have no obligation to take any action to preserve any rights of Seller in any Purchased Asset against prior parties, and Seller hereby agrees to take such action.  Buyer shall have no obligation to realize upon any Purchased Asset except through proper application of any distributions with respect to the Purchased Assets made directly to Buyer or its agent(s).  So long as Buyer and Custodian shall act in good faith in their handling of the Purchased Assets, Seller waives or is deemed to have waived the defense of impairment of the Purchased Assets by Buyer and Custodian.

Section 18.16                      Default Rate.  To the extent permitted by Requirements of Law, Seller shall pay interest at the Default Rate on the amount of all Repurchase Obligations not paid when due under the Repurchase Documents until such Repurchase Obligations are paid or satisfied in full.

Section 18.17                      Set–off.  In addition to any rights now or hereafter granted under the Repurchase Documents, Requirements of Law or otherwise, Seller and Guarantor hereby grant to Buyer and each of its Affiliates, to secure repayment of the Repurchase Obligations, a right of set-off upon any and all of the following: monies, securities, collateral or other property of Seller and Guarantor and any proceeds from the foregoing, now or hereafter held or received by Buyer, or any of its Affiliates, for the account of Seller, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general, specified, special, time, demand, provisional or final) and credits, claims or Indebtedness of Seller or Guarantor at any time existing, and any obligation owed by Buyer or any of its Affiliates to Seller or Guarantor and to set–off against any Repurchase Obligations or Indebtedness owed by Seller or Guarantor and any Indebtedness owed by Buyer or any of its Affiliates to Seller or Guarantor, in each case whether direct or indirect, absolute or contingent, matured or unmatured, whether or not arising under the Repurchase Documents and irrespective of the currency, place of payment or booking office of the amount or obligation and in each case at any time held or owing by Buyer or any of its Affiliates, to or for the credit of Seller or Guarantor, without prejudice to Buyer’s right to recover any deficiency.  Buyer and each of it Affiliates is hereby authorized upon any amount becoming due and payable by Seller or Guarantor to Buyer or any of its Affiliates under the Repurchase Documents, the Repurchase Obligations or otherwise or upon the occurrence and during the continuance of an Event of Default, without notice to Seller or

Guarantor, any such notice being expressly waived by Seller to the extent permitted by any Requirements of Law, to set–off, appropriate, apply and enforce such right of set–off against any and all items hereinabove referred to against any amounts owing to Buyer or any of its Affiliates by Seller or Guarantor under the Repurchase Documents and the Repurchase Obligations, irrespective of whether Buyer or any of its Affiliates shall have made any demand under the Repurchase Documents and regardless of any other collateral securing such amounts, and in all cases without waiver or prejudice of Buyer’s rights to recover a deficiency.  Seller shall be deemed directly indebted to Buyer and each of its Affiliates in the full amount of all amounts owing to Buyer and each of its Affiliates by Seller under the Repurchase Documents and the Repurchase Obligations, and Buyer and each of its Affiliates shall be entitled to exercise the rights of set–off provided for above.  For the avoidance of doubt, the rights granted to Buyer under this Section 18.17 shall also inure to the benefit of Buyer in its capacity as Affiliated Hedge Counterparty under any Interest Rate Protection Agreement.  ANY AND ALL RIGHTS TO REQUIRE BUYER OR ANY OF ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO THE PURCHASED ASSETS UNDER THE REPURCHASE DOCUMENTS, PRIOR TO EXERCISING THE FOREGOING RIGHT OF SET–OFF, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER AND GUARANTOR.

Buyer shall promptly notify the affected Party after any such set–off and application made by Buyer or any of its Affiliates, provided that the failure to give such notice shall not affect the validity of such set–off and application.  If an amount or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant Party accounting to the other Party when the amount or obligation is ascertained.  Nothing in this Section 18.17 shall be effective to create a charge or other security interest.  This Section 18.17 shall be without prejudice and in addition to any right of set-off, combination of accounts, Lien or other rights to which any Party is at any time otherwise entitled.

Section 18.18                      Seller’s Waiver of Setoff.  Seller hereby waives any right of setoff it has or may have as of the Closing Date under the Repurchase Documents or otherwise against Buyer, any Affiliate of Buyer, any Indemnified Person or their respective assets or properties.

Section 18.19                      Power of Attorney.  Seller hereby authorizes Buyer to file such financing statement or statements relating to the Purchased Assets without Seller’s signature thereon as Buyer, at its option, may deem appropriate.  Seller hereby appoints Buyer as Seller’s agent and attorney in fact to execute any such financing statement or statements in Seller’s name and to perform all other acts which Buyer deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Purchased Assets.  This agency and power of attorney is coupled with an interest and is irrevocable without Buyer’s consent.  Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 18.19.  In addition, Seller shall execute and deliver to Buyer the power of attorney, as set forth in Section 6.01(a)(v).

Section 18.20                      Periodic Due Diligence Review. Buyer may perform reasonable continuing due diligence reviews with respect to the Purchased Assets, Seller and Guarantor, including ordering new third party reports, for purposes of, among other things, verifying compliance with the representations, warranties, covenants, agreements, duties, obligations and specifications made under the Repurchase Documents.  Upon reasonable prior notice to Seller, unless a Default or Event of Default exists, in which case no notice is required, Buyer or its representatives may during normal business hours inspect any properties and examine, inspect and make copies of the books and records of Seller and Guarantor, the Asset Documents.  Seller shall make reasonably available to Buyer one or more knowledgeable financial or accounting officers and representatives of the independent certified public accountants of Seller for the purpose of answering questions of Buyer concerning any of the foregoing.  Buyer may purchase Purchased Assets from Seller based solely on the information provided by Seller to Buyer in the Underwriting Package and the representations, warranties, duties, obligations and covenants contained herein, and Buyer may at any time conduct a partial or complete due diligence review on some or all of the Purchased Assets, including by re-generating the information used to originate and underwrite such Purchased Assets.  Buyer may underwrite such Purchased Assets itself or engage a mutually acceptable third-party underwriter to do so.

Section 18.21                      Time of the Essence.  Time is of the essence with respect to all obligations, duties, covenants, agreements, notices or actions or inactions of Seller under the Repurchase Documents.

Section 18.22                      Patriot Act Notice.  Buyer hereby notifies Seller that Buyer is required by the Patriot Act to obtain, verify and record information that identifies Seller.

Section 18.23                      Successors and Assigns; No Third Party Beneficiaries.  Subject to the foregoing, the Repurchase Documents and any Transactions shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns.  Nothing in the Repurchase Documents, express or implied, shall give to any Person other than the Parties any benefit or any legal or equitable right, power, remedy or claim under the Repurchase Documents, except that each Affiliated Hedge Counterparty is an intended third party beneficiary of this Agreement and no amendment waiver or modification of any provision of this Agreement shall be effective without the signed consent of each Affiliated Hedge Counterparty.

Section 18.24                      Right to Bid.  Seller shall provide Buyer with a right to bid, which will expire by its terms on the second anniversary of the Closing Date, with respect to any refinancing of the Repurchase Obligations (a “Qualified Financing”).  If Seller wishes to obtain a Qualified Financing, Seller shall send written notice thereof to Buyer describing the general parameters of the Qualified Financing that it is seeking.  If Buyer wishes to offer to provide such Qualified Financing, Buyer shall deliver a term sheet setting forth all of the material terms for such Qualified Financing it would be willing to provide within five (5) Business Days after receipt of Seller’s notice.  If Buyer does not deliver a term sheet within such five (5) Business Day period or if Seller receives a term sheet from Buyer on a timely basis and elects not to pursue the related Qualified Financing with Buyer, then Seller, Guarantor and/or its Affiliates may obtain such Qualified Financing from another lender at any time thereafter and neither Buyer nor its Affiliates shall have any right to provide such Qualified Financing.

Section 18.25                      Joint and Several Repurchase Obligations.

(a)           At all times when there is more than one Seller under this Agreement, each Seller hereby acknowledges and agrees that (i) each Seller shall be jointly and severally liable to Buyer to the maximum extent permitted by Requirements of Law for all Repurchase Obligations, (ii) the liability of each Seller (A) shall be absolute and unconditional and shall remain in full force and effect (or be reinstated) until all Repurchase Obligations shall have been paid in full and the expiration of any applicable preference or similar period pursuant to any Insolvency Law, or at law or in equity, without any claim having been made before the expiration of such period asserting an interest in all or any part of any payment(s) received by Buyer, and (B) until such payment has been made, shall not be discharged, affected, modified or impaired on the occurrence from time to time of any event, including any of the following, whether or not with notice to or the consent of each Seller, (1) the waiver, compromise, settlement, release, termination or amendment (including any extension or postponement of the time for payment or performance or renewal or refinancing) of any of the Repurchase Obligations, (2) the failure to give notice to each Seller of the occurrence of an Event of Default, (3) the release, substitution or exchange by Buyer of any Purchased Asset (whether with or without consideration) or the acceptance by Buyer of any additional collateral or the availability or claimed availability of any other collateral or source of repayment or any nonperfection or other impairment of collateral, (4) the release of any Person primarily or secondarily liable for all or any part of the Repurchase Obligations, whether by Buyer or in connection with any Insolvency Proceeding affecting any Seller or any other Person who, or any of whose property, shall at the time in question be obligated in respect of the Repurchase Obligations or any part thereof, or (5) to the extent permitted by Requirements of Law, any other event, occurrence, action or circumstance that would, in the absence of this Section 18.25, result in the release or discharge of any or all of Sellers from the performance or observance of any Repurchase Obligation, (iii) Buyer shall not be required first to initiate any suit or to exhaust its remedies against any Seller or any other Person to become liable, or against any of the Purchased Assets, in order to enforce the Repurchase Documents and each Seller expressly agrees that, notwithstanding the occurrence of any of the foregoing, each Seller shall be and remain directly and primarily liable for all sums due under any of the Repurchase Documents, (iv) when making any demand hereunder against any Seller, Buyer may, but shall be under no obligation to, make a similar demand on any other Seller, and any failure by Buyer to make any such demand or to collect any payments from any other Seller, or any release of any such other Seller shall not relieve any Seller in a respect of which a demand or collection is not made or Sellers not so released of their obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Sellers, and (v) on disposition by Buyer of any Purchased Assets, each Seller shall be and shall remain jointly and severally liable for any deficiency.

(b)           To the extent that any Seller (the “paying Seller”) pays more than its proportionate share of any payment made hereunder, the paying Seller shall be entitled to seek and receive contribution from and against any other Seller that has not paid its proportionate share; provided, that the provisions of this Section 18.25 shall not limit the duties, covenants, agreements, obligations and liabilities of any Seller to Buyer, and, notwithstanding any payment or payments made by the paying Seller hereunder or any setoff or application of funds of the paying Seller by Buyer, the paying Seller shall not be entitled to be subrogated to any of the rights of Buyer against any other Seller or any collateral security or guarantee or right of setoff held by Buyer, nor shall the paying Seller seek or be entitled to seek any contribution or reimbursement from any other Seller in respect of payments made by the paying Seller hereunder, until all Repurchase Obligations are paid in full.  If any amount shall be paid to the paying Seller on account of such subrogation rights at any time when all such amounts shall not have been paid in full, such amount shall be held by the paying Seller in trust for Buyer, and shall, forthwith upon receipt by the paying Seller, be turned over to Buyer in the exact form received by the paying Seller (duly indorsed by the paying Seller to Buyer, if required), to be applied against the Repurchase Obligations, whether matured or unmatured, in such order as Buyer may determine.

[ONE OR MORE UNNUMBERED SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

SELLER:

RCC COMMERCIAL, INC., a Delaware corporation

By:

Name:
Title:

RCC REAL ESTATE, INC., a Delaware corporation

By:

Name:
Title:

BUYER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association

By:

Name:
Title: